USEC PROPRIETARY INFORMATION
CONTRACT NO. 723886
EXHIBIT 10.2
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED
PORTIONS. THE CONFIDENTIAL REDACTED PORTIONS HAVE BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE SUCH REDACTIONS.
USEC Inc.
Centrifuge Commercial Plant Manufacturing

CONTRACT NUMBER:	723886

CONTRACTOR:	BWXT Services Inc.

DATE:	June 25, 2007
Contract Purchase Agreement
IN WITNESS WHEREOF, the Parties have caused this Contract to be signed by their duly authorized officers as of the Effective Date.

UNITED STATES ENRICHMENT	BWXT SERVICES, INC.
CORPORATION, INC.

By: /s/ J.E. Vogelsang	By: /s/ Terry Chalker
Name: J.E. Vogelsang	Name: Terry Chalker
Title: Director, ACP Procurement,	Title: Director, Contracts
Contract & Material Management
USEC PROPRIETARY INFORMATION

USEC PROPRIETARY INFORMATION
CONTRACT NO. 723886
CONTRACT
BETWEEN
USEC Inc.
AND
BWXT Services, Inc.
In consideration of the mutual promises hereinafter set forth, USEC Inc., a Delaware Corporation, (“the Corporation”), and BWXT Services, Inc., a Delaware corporation (“Contractor”) (the Corporation and Contractor being referred to herein individually as a “Party” and together, as the “Parties”) hereby agree to the following contract (which, including the General Terms and Conditions and the Attachments attached hereto, is hereinafter referred to as the “Contract”). It is understood that BWXT Clinch River, LLC, a Delaware Limited Liability Company , a wholly owned subsidiary of BWXT Services, Inc. has applied for Foreign Ownership, Control or Influence (FOCI) approval and that upon FOCI approval, this contract will be assigned to BWXT Clinch River. After that time, references to Contractor shall mean BWXT Clinch River, LLC.
THE CUMULATIVE VALUE OF THE TASK ORDERS UNDER THIS CONTRACT WILL NOT EXCEED $***** (to be modified as additional scope is identified for issuance on task orders) DURING THE PERIOD OF PERFORMANCE.
DEFINITIONS. (Applicable to all stages)
As used throughout this Contract, the following terms, whether in the singular or plural, when used with initial capitalization, shall have the meanings set forth below:
     (a) The term “Task Order Ceiling Price” means the maximum amount specified in the Task Order to be paid by the Corporation to the Contractor for the Services, Deliverables and Materials to be provided under that Task Order.
     (b) The term “Target cost” as used in this Contract, means the estimated cost of Task Orders as initially negotiated or adjusted in accordance with section X, XI or XII.
     (c) The term “Target fee” as used in this Contract, means percentage of the target cost as specified in section XI or XII.
     (d) The term “Ceiling cost,” as used in this Contract, means the target cost, as adjusted, multiplied by a factor of *****. Total payments during Stage III will not be greater than the ceiling cost.
     (g) The term “Change” means. a modification to a Task Order that may be issued unilaterally by a Buyer in accordance with the terms of Article 19 of the General Terms and Conditions of the Contract. A Change does not include Technical Direction.

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CONTRACT NO. 723886
I. PURPOSE and SCOPE. (Applicable to all stages)
This is a task order contract for services and materials which will be provided to support the American Centrifuge Lead Cascade and Commercial Plant. Task orders issued under this contract will provide funding for Centrifuge Assemblies which includes labor, parts, and equipment (tooling, assembly fixtures, etc.), and other associated support costs as necessary for Lead Cascade and development of Commercial Plant manufacturing capability. Task orders will also be issued under this contract for Commercial Plant Centrifuge Assemblies for installation in the Commercial Plant. Anticipated components for manufacture include the Upper Suspension Assemblies (USA), Lower Suspension Drive Assemblies (LSDA), Cap Assemblies, Column Parts, and Motor Drive Units referred to hereafter as “Centrifuge Assemblies”.
This is a long term agreement with three stages to support start up of the 3.8 M SWU plant in Piketon, OH with the possibility of future contracts to supply additional expansion of the plant or construction of other plants. USEC intends to lease the current Boeing facility in Oak Ridge, TN and will make it available to the contractor for performance of this work.
Stage I of this acquisition requires the contractor to take over the ACP work scope previously performed by Boeing in Oak Ridge. Generally, the work scope includes (Specific work will be defined in Task Orders to be provided):
•	Facility modifications, buildup of the equipment, vendor base, staff, organization and all other activities necessary to manufacture, deliver and support 11,520 units of hardware plus spares, fully conforming to USEC provided designs, to the ACP site in Piketon, OH,

•	Supporting USEC and other ACP contractor efforts to incorporate cost reduction features and lean manufacturing processes into the commercial plant design,

•	Development of Column Assemblies for Lead Cascade,

•	Development of Lower Suspension and Drive Assemblies for Lead Cascade,

•	Development of Upper Suspension Assemblies for Lead Cascade,

•	Deliver Rotor Assemblies for Lead Cascade and technology transfer to Piketon,

•	Development and qualification of rotor balance stands and technology transfer of rotor balance stand efforts.
The Stage I effort is to be performed under cost-plus fixed fee task orders under this contract. The first series of task orders is for time and materials to perform from contract award through end of December, 2007. Additional task orders will be issued through completion of development, staffing, organizing, equipping facilities, manufacturing and supporting Lead Cascade Centrifuge Assemblies.
The Stage II effort is for Commercial Plant machine production and delivery of the first 610 Commercial Plant Centrifuge Assemblies to the ACP plant in Piketon, OH. This effort is to be performed under cost plus incentive fee task orders under this contract.
Stage III requires delivery of:
•	10,910 Centrifuge Assemblies,

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CONTRACT NO. 723886
•	Spares (TBD), and

•	Supply support (TBD) as necessary to support reliable operation of the first ACP plant.
This effort is to be performed under target-price, incentive fee task orders under this contract. The target price for Stage III will be negotiated after manufacture of 350 units of hardware during Stage II.
USEC may unilaterally add services, spares and supply support line items to support the first Piketon, OH plant to this contract at the time of Stage III negotiations or anytime up through delivery of hardware for the last unit, subject to equitable adjustment to the Contract pursuant to the terms of Article 19 of the General Terms and Conditions of the Contract.. USEC may require Contractor to provide a proposal for supplying hardware to subsequent USEC centrifuge plants in the future.
For performance under all stages, the contractor shall:
a. Maintain a quality program consistent with and meeting applicable requirements of USEC’s Quality Assurance Program and NRC license to build and operate the Piketon, OH facility.
b. Establish and implement material resource planning and supply chain management systems that timely support production of reliable Centrifuge Assemblies.
c. Ensure a safety culture is in place that assures safety takes priority over cost, schedule, manufacturing or any other considerations. The contractor shall comply with all applicable state and federal occupational health and safety requirements.
d. Maintain an effective security program that maintains compliance with all applicable NRC and DOE security and classification requirements and regulations. The NRC and/or the DOE will be the regulatory authority for security compliance for machine manufacturing operations.
e. Maintain an effective regulatory compliance program that is responsive to all regulatory requirements, questions and directions throughout the life of the contract.
f. Propose, for USEC approval, maintain, use and report to USEC the results from a project control system that accurately reflects the project status relative to cost and schedule performance. Elements of the project control system shall include:
1.	A Work Breakdown Structure (WBS) that provides the basis for all project control system components, including estimating, budgeting, scheduling, performing, and management.

2.	Cost estimating methodologies that are consistent with industry standards.

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CONTRACT NO. 723886
3.	Project schedules that integrate with the WBS. Activity logic links shall depict all work scope constraints and decision points and shall be integrated into a total project network schedule. The project schedule shall clearly depict critical path activities and milestones.

4.	A capability to process USEC proposed or directed changes with minimum impact on technical, schedule, and cost elements of the contract.

5.	Variance analysis, explanation and justification for differences between planned and actual performance against the cost and schedule baseline on a monthly basis.

6.	Commercially accepted performance analysis techniques utilizing earned-value methods. Documentation of performance metrics (i.e., quantities) are preferred for all technical work scopes, however it is recognized that some small elements (e.g. Project Management) may use a level of effort technique.
g. Coordinate with other contractors to assure centrifuge machines are assembled and delivered in accordance with USEC’s schedule including appropriate storage and inventory to assure such delivery, including insuring delivery during short duration disruptions as agreed in task orders.
h. Implement a Qualification Test Program with support from USEC for:
1)	Manufacturing Process Qualification

2)	Product Qualification

3)	Product Acceptance
The contractor shall develop Qualification Test Plans for Centrifuge Assemblies and submit the plans for USEC approval.
i. Establish and maintain a configuration control program for the design, specifications, manufacturing processes, quality requirements and all other attributes necessary to deliver Centrifuge Assemblies in accordance with USEC drawings and specifications.
j. Establish and implement an effective risk management program that is designed to identify potential cost and schedule issues and develop plans that will mitigate or eliminate problems.
k. Establish and maintain a continuous improvement program using the latest manufacturing techniques (lean manufacturing, 6 sigma, or equivalent)
l. Develop a transportation plan using USEC designed; contractor supplied shipping containers that ensures timely delivery of all Centrifuge Assemblies to Piketon, OH. Transportation risks and detailed planning will be developed in Stage II and III.
m. Operate and maintain facility infrastructure, such as water, sewer, electrical, and compressed air systems in compliance with all local, state, and federal environmental regulations and building codes.

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CONTRACT NO. 723886
n. Perform make versus buy analysis. It is understood that the current ACP manufacturing plan envisions that unclassified components manufactured during the performance of this contract will be outsourced while classified components will be manufactured by the Contractor. Contractor agrees to assess the validity and effectiveness of this approach throughout the term of this contract through the implementation and deployment of a comprehensive Make Versus Buy Program. This program will ensure the consideration of all pertinent cost and non-cost related factors resulting in the delivery of high quality components in the most cost effective manner.
II. TASK ORDERS (Applicable to all Stages)
     a. The Contractor shall furnish personnel, facilities, equipment, materials, supplies, and services (except those that are provided by the Corporation) in accordance with the Statement of Work/Specification provided with each Task Order Release. The Buyer will issue specific Task Orders within the purpose of the Contract. A Task Order shall designate: (1) The scope of work, (including but not limited to drawings, specifications, etc.) for the Task to be performed; (2) Schedule of performance for the Task; (3) Estimate of the dollar amount anticipated for all Services, Deliverables and Materials to be provided; (4) The amount currently authorized for payment; (5) Authorized travel for the Task; (6) Services, Deliverables and Materials to be provided and required delivery dates for such Deliverables;(7) Applicable Quality requirements. (8) Any Authorized Overtime; (9) Any agreed special Terms and Conditions.
     b. Upon receipt of a proposed Task Order for cost reimbursable tasks the Contractor will provide the Buyer a proposal or quote for each task, containing at a minimum: (1) The labor hours by department to complete the task (see Section VI (Direct Productive Labor Hour) and agreed rates; (2) cost of material (if any); (3) Other Direct Costs (if any); and, (4) fee as specified in section X, XI, or XII.
     c. Upon completion of the proposal or quote, Contractor and Corporation will negotiate details to arrive at a mutually agreed scope, schedule, target cost, fee and ceiling price as appropriate for each Task Order to be issued under this contract.
     d. Labor costs for Task Orders shall be estimated using agreed straight time labor rates, unless overtime is required to meet Task Order schedules. All overtime shall be authorized by Task Order. Subsequent authorization of overtime or additional overtime shall be by Task Order revision.
     e. Authorized overtime shall not be billed unless the personnel working the overtime have already performed 40 hours of work under this Contract in the week in which the overtime is being billed and the overtime is authorized by the Task Order.

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     f. Task Orders shall be numbered and incorporated into this Contract upon acceptance by the Contractor. The Contactor shall perform the Task Order in accordance with the negotiated schedule and Task Order Ceiling price specified in the Task Order.
g. Contractor shall not expend any time or incur any expense which would result in an obligation of the Corporation to pay or reimburse the Contractor for Services, Deliverables or Materials which, when aggregated with all amounts paid, or required to be paid, by the Corporation hereunder, would exceed a Task Order Ceiling Price.
h. For cost reimbursable task orders, the Corporation shall not request or require Contractor to perform work or incur costs which, when aggregated with all amounts previously paid by the Corporation hereunder, and amounts obligated to be paid by the Corporation under the termination provisions of this Contract would exceed a Task Order Ceiling Price without first increasing the Task Order Ceiling Price. Contractor shall promptly notify the Buyer in writing whenever it expects that the costs chargeable to the Corporation in the next thirty (30) days, when added to all such costs previously incurred and charged or chargeable to the Corporation, will exceed seventy-five percent (75%) of a Task Order Ceiling Price. Such notice shall set forth the estimated amount of additional funds required to complete the Services hereunder. Except for an equitable adjustment made in connection with a Contract modification under the terms of this Contract, the Corporation shall not be obligated to increase the Task Order Ceiling Price.
     i. TECHNICAL REPRESENTATIVE. The Corporation’s Technical Representative, with overall responsibility for coordinating work under this Contract is *****. In addition, the Corporation may designate a specific Technical Representative in each Task Order.
III. PERIOD OF PERFORMANCE (Applicable to all Stages)
     This Contract shall be effective when fully executed by both parties and shall remain in effect through December 31, 2012 or through completion of the manufacture of Centrifuge Assemblies and Spares in Stage III.
IV. TERMS AND CONDITIONS (Applicable to all stages)
     This Contract constitutes the agreement between the Contractor and the Corporation, subject to and including the terms set forth herein and in Terms and Conditions (centrifuge) as modified hereby incorporated into this contract.
V. TRAVEL EXPENSES (Applicable to All stages)
     a. The Corporation shall reimburse the Contractor’s actual costs incurred plus G&A and fee under this Contract for transportation, lodging, meals, and incidental expenses in accordance with Attachment A and subject to other limitations as provided in this Contract.

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VI. DIRECT PRODUCTIVE LABOR HOUR AND OTHER DIRECT COSTS. (Applicable to All stages)
     a. Direct Productive Labor Hour (abbreviated “DPLH”) means the hours expended by Contractor that are directly attributable to the performance of Services by Contractor.
     b. The DPLH rates include all charges for Contractor’s direct labor, overhead plus all applicable Federal, State and local taxes. General and administrative expenses (G&A) and fee will be billed separately. All overtime must be coordinated with the Technical Representative. The Corporation shall not separately reimburse Contractor for any costs deemed to be included in the DPLH rates. Contractor shall not receive a premium for any time spent traveling. Salaried personnel who work in excess of eight hours per day or 40 hours per week shall be charged their actual hours worked, and their hourly rate will be adjusted downward to reflect the additional hours.
     c. Other Direct Costs (“ODCs”). Direct costs (other than those included in the DPLH rates), approved in advance by the Technical Representative and actually reasonably incurred by Contractor for equipment, materials, supplies, travel, relocation costs and commercial courier services (e.g., Federal Express or DHL) necessary for the performance of the Services or delivery of the Deliverables and Materials (“Other Direct Costs” or “ODCs”) shall be reimbursed by the Corporation at Contractor’s actual cost plus G&A and fee. Unless otherwise agreed in writing in advance by the Corporation, ODCs shall be limited to: (i) fees charged by a third party database services for searches of its electronic databases; (ii) long-distance telephone calls placed by Contractor; (iii) photocopying; (iv) employing subcontractors and consultants and (v) purchasing equipment and materials (subject to any consent required under the Task Orders), and (vi) costs of operating and maintaining facilities provided by USEC under this agreement.
     d. Unless otherwise agreed in writing in advance by the Corporation, the following costs are not within the definition of ODCs, and will not be reimbursed as separate ODC line items, although such costs other than non-travel related meals are allowable as part of overhead costs, by the Corporation regardless of whether such costs are incurred in connection with the performance of the Services: (i) secretarial, word-processing, library or other administrative costs or services; (ii) local telephone charges; (iii) charges for receipt by Contractor of faxes, documents or packages; and (iv) meals, unless taken by an employee of Contractor in connection with travel away from the office in which that employee normally works.
     e. Any reimbursement permitted under this Section for ODCs shall be determined by the Corporation based upon supporting documentation submitted by Contractor in accordance with Section IX.g., below and any reimbursement policies provided to Contractor by the Corporation.
VII. EMPLOYEE PROTECTION
     a. Section 211 of the Energy Reorganization Act of 1974, as amended (the “ERA”), or 10 CFR Section 70.7 of the NRC regulations (applicable to item/services provided in support USEC Inc’s

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centrifuge lead cascade or production facility) or 10 CFR Part 708 of the DOE regulations (applicable to item/services provided in support of USEC Inc’s centrifuge demonstration project), implementing Section 211, as applicable applies to the performance of Work under this Contract. Contractor acknowledges its obligation to comply with the requirements of Section 211 of the Energy Reorganization Act of 1974, as amended (the “ERA”), 10 CFR Section 10.7 of the NRC regulations or 10 CFR Part 708 of the DOE regulations implementing Section 211.
     b. In the event that an employee of Contractor, or an employee of any subcontractor, files a complaint with the United States Department of Labor (the “DOL”) alleging that Contractor, or any of its subcontractors, violated the requirements of Section 211 with respect to such employee while he or she was performing Services in connection with this Contract, Contractor shall promptly notify the Buyer of the filing of such complaint, and shall keep the Buyer apprised of the status of the complaint itself and all material developments in any DOL or judicial proceedings related to the complaint.
     c. In the event that Contractor becomes aware of an allegation of retaliation or safety raised to the NRC or DOE, Contractor shall promptly notify the Buyer of the filing of such allegation, and shall keep the Buyer apprised of the status of the allegation itself and all material developments in any NRC, DOE or judicial proceedings related to the allegation.
     d. Contractor further agrees to indemnify and hold the Corporation harmless against any and all costs, losses, claims, damages, liabilities, civil penalties and expenses, including reasonable attorneys’ fees, imposed upon or incurred by the Corporation in connection with (A) any DOL proceeding brought against the Corporation by an employee or former employee of Contractor, or any subcontractor of Contractor, based upon Contractor’s or its subcontractor’s actual or alleged violation of Section 211 with respect to such employee or former employee, (B) any investigation or enforcement action by the NRC based upon such an actual or alleged violation of Section 211, 10 CFR Section 70.7 or 10 CFR Part 708; and (C) any civil action brought against the Corporation based upon Contractor’s, or its Subcontractor’s, actual or alleged violation of Section 211. Such costs, losses, claims, damages, liabilities, civil penalties and expenses, including reasonable attorney’s fees, shall not be recoverable from the Corporation under any other provisions of this Contract.
     e. Contractor shall notify the Buyer if any Contractor employee is subject to an NRC or DOE Order or enforcement action. The Corporation reserves the right to determine that the employee may not be used in the performance of this Contract.
VIII. SUBCONTRACTS AND CONSULTANTS. (Applicable to Stages I and II)
     a. Major Purchases. The Contractor must receive written approval from the Buyer, prior to: 1) issuing a solicitation if the purchase is estimated to exceed $100,000; and commitment of USEC funds for purchases greater than $100,000. The Contractor must provide the following to the USEC Buyer and Technical Representative:
          (i) For solicitations:
          (A) An explanation of the need and purpose for the purchase, including the estimated cost.
          (B) A copy of the solicitation, if requested by USEC.
          (ii) For commitments:

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          (A) A copy of the proposal for the selected source, including schedule for delivery and contract terms and conditions governing the purchase.
          (B) A description of the source selection process, including bid summaries, evaluation criteria and evaluation results, as applicable.
          (C) A schedule of Termination Liability by calendar quarter, from the anticipated date of award through completion of delivery or performance.
          (D) A copy of the purchase order or contract, if requested by USEC.
     b. Contractor shall ensure that all subcontracts placed under the Contract (and all lower-tier subcontracts) include at least (i) the same requirements as to quality, performance and protection of information and property as are imposed on Contractor by the Contract; (ii) any requirements imposed by applicable law and regulation; (iii) the same requirements to maintain the confidentiality of USEC Proprietary Information, and provide and protect the intellectual property rights of the Corporation as are imposed on contractor by the Contract; and (iii) any other provisions in this Contract required to be included in such subcontracts including, but not limited to, the following articles of the General Terms and Conditions if applicable: Article 6 (Key Personnel), Article 34(Security of Classified Information and Controlled Areas), Article 5(Standard of Performance), Article 32 (Confidentiality, Article 39 (Compliance With Nuclear Safety and Safeguards and Security Requirements.
     c. The Contractor further agrees to pass the requirements imposed by this Section to its subcontractors by including a provision similar to this section in all Subcontracts for the performance of Services in connection with the Task Orders.
     d. Subcontractor Conflicts of Interest. Contractor shall ensure that subcontracts include protection against Conflicts of Interest acceptable to the Corporation. If required by the Corporation, Contractor shall cause subcontractors to execute agreements with the Corporation for the protection of USEC Proprietary Information, prior to engaging subcontractors in work under the Task Orders.
IX. ALLOWABLE COST (Applicable to All stages)
     a. For the purpose of reimbursing allowable costs (except as provided in subsection b of this Section, with respect to pension, deferred profit sharing, and employee stock ownership plan contributions), the term “costs” includes only –
          (i) Those recorded costs that, at the time of the request for reimbursement, the Contractor has paid by cash, check, or other form of actual payment for items or services purchased directly for the contract;
          (ii) When the Contractor is not delinquent in paying costs of contract performance in the ordinary course of business, costs incurred, but not necessarily paid, for —

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          (A) Supplies and services purchased directly for this Contract and associated financing payments to subcontractors, provided payments determined due will be made—
               (1) In accordance with the terms and conditions of a subcontract or invoice; and
               (2) Ordinarily within 30 days of the submission of the Contractor’s payment request to the Corporation;
          (B) Materials issued from the Contractor’s inventory and placed in the production process for use on this Contract;
          (C) Direct labor based on actual hours worked at an effective hourly rate;
          (D) Direct travel;
          (E) Other direct in-house costs; and
          (F) Properly allocable and allowable indirect costs according to the contractor’s normally accepted practices, as shown in the records maintained by the Contractor for purposes of obtaining reimbursement under this Contract; and
     b. Accrued costs of Contractor contributions under employee pension plans shall be excluded until actually paid unless—
          (i) The Contractor’s practice is to make contributions to the retirement fund quarterly or more frequently; and
          (ii) The contribution does not remain unpaid 30 days after the end of the applicable quarter or shorter payment period (any contribution remaining unpaid shall be excluded from the Contractor’s indirect costs for payment purposes).
     c. Notwithstanding the audit and adjustment of invoices or vouchers under subsection f of this Section, allowable indirect costs under this Contract shall be obtained by applying indirect cost rates established in accordance with this Section.
     d. Final indirect cost rates.
          (i) Final annual indirect cost rates and the appropriate bases for each of the Contractor’s fiscal years during which Work was performed under this Contract shall be established in accordance with the contractor’s normally accepted practices.
          (ii) The Contractor and the Buyer shall execute a written understanding setting forth the final indirect cost rates. The understanding shall specify the agreed-upon final annual indirect cost rates, the bases to which the rates apply, the periods for which the rates apply, and any

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specific indirect cost items treated as direct costs in the settlement. The understanding shall not change any contract obligation, or specific cost allowance or disallowance provided for in this Contract. The understanding is incorporated into this Contract upon execution.
          (iii) Within 120 days after settlement of the final annual indirect cost rates for the Contractor’s fiscal year in which is Contract is completed, Contractor shall submit a completion invoice or voucher to reflect the settled amounts and rates.
               e. Billing rates. If necessary, the Contractor shall invoice using provisional rates, as may be amended from time-to-time by the Contractor. Adjustment from provisional rates to final rates for costs other than overhead and G&A shall be made on the first invoice following closing of Contractor books for the prior fiscal year. Adjustment from provisional rates to final rates for overhead shall be made on the first invoice after incurred costs are determined. Adjustment from provisional rates to final rates for G&A shall be made on the first invoice following negotiations of final rates with the BWXT Services, Inc. cognizant government representative (i.e., “CACO”).
     f. Audit. At any time or times before final payment, the Buyer may have the Contractor’s invoices or vouchers and statements of cost audited. Any payment may be —
          (i) Reduced by amounts found by the Buyer not to constitute allowable costs; or
          (ii) Adjusted for prior overpayments or underpayments.
Corporation’s audit rights shall be limited to BWXT Clinch River LLC. Contractor’s G&A cost will be as finally determined by the CACO.
     g. Final payment.
          (i) Upon approval of a completion invoice or voucher submitted by the Contractor in accordance with subsection d (iii) of this section, and upon the Contractor’s compliance with all terms of this Contract, the Corporation shall promptly pay any balance of allowable costs and that part of the fee (if any) not previously paid.
          (ii) The Contractor shall pay to the Corporation any refunds, rebates, credits, or other amounts (including interest, if any) accruing to or received by the Contractor, to the extent that those amounts are properly allocable to costs for which the Contractor has been reimbursed by the Corporation. Before final payment under this Contract, the Contractor and each assignee whose assignment is in effect at the time of final payment shall execute and deliver:
               (A) An assignment to the Corporation, in form and substance satisfactory to the Buyer, of refunds, rebates, credits, or other amounts (including interest, if any) properly allocable to costs for which the Contractor has been reimbursed by the Corporation under this Contract; and

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               (B) A release discharging the Corporation, its officers, agents, and employees from all liabilities, obligations, and claims arising out of or under this Contract, except —
                    (1) Specified claims stated in exact amounts or in estimated amounts when the exact amounts are not known;
                    (2) Claims (including reasonable incidental expenses) based upon liabilities of the Contractor to third parties arising out of the performance of this Contract; provided, that the claims are not known to the Contractor on the date of the execution of the release, and that the Contractor gives notice of the claims in writing to the Buyer within 1 year following the release date or notice of final payment date, whichever is earlier.
X. COST PLUS FIXED FEE (Applicable to STAGE I)
     a. General. The Corporation shall pay the Contractor for performing Stage I of this Contract its allowable costs plus a fixed fee. During Stage I, Subcontractor shall receive a fixed fee determined for each Task Order. The fee shall be *****% of the target cost determined as described in section II.(c). The fixed fee will be provisionally billed with each invoice on the basis of *****% of the total cost invoiced. Upon issuance of the final billing under the contract, any remaining balance of the fixed fee will be billed.
     b. Equitable adjustments. When the work under Stage I of this Contract is increased or decreased by a modification to Task Orders or when any equitable adjustment in the cost is authorized under any other Section, equitable adjustments in the cost and fixed fee as appropriate shall be stated in a modification to the Task Order.
     c. Task Order modification. The total allowable cost and the adjusted fixed fee determined as provided in this Section shall be evidenced by a modification to the Task Order signed by the Contractor and Buyer.
XI. COST PLUS INCENTIVE FEE (Applicable to STAGE II)
     a. General. The Corporation shall pay the Contractor for performing this Contract its allowable costs plus a fee determined as provided in this Contract. During Stage II Subcontractor’s target fee shall be ***** percent (*****%) of Subcontractor’s target cost. Fee will be provisionally billed with each invoice on the basis of *****% of the total cost invoiced. Upon issuance of the final billing under the contract and determination of the incentive fee earned, provisional fee invoiced will be reconciled and an adjustment, positive or negative, will be added to the final invoice. Subcontractor’s target cost for Stage II shall be subject to adjustment as a result of changes to the Subcontract pursuant to the changes clause.
     b. Target cost and target fee. The target cost and target fee under Stage II of this Contract will be determined at the individual Task Order level and are subject to adjustment in accordance with subsection d of this Section.

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     c. Equitable adjustments. When the work under Task Orders is increased or decreased by a modification to the Task Order or when any equitable adjustment in the target cost is authorized under any other Section, equitable adjustments in the target cost, target fee, minimum fee, and maximum fee, as appropriate, shall be stated in a modification to the Task Order.
     d. Fee payable.
          (i) The fee payable under this Contract shall be the target fee increased: (i) by ***** for every dollar that the target cost is less than the target cost; or decreased by ***** for every dollar that the target cost exceeds the target cost. In no event shall the fee be greater than ***** percent or less than ***** percent of the total target cost.
          (ii) If this Contract is terminated in its entirety, the portion of the target fee payable shall not be subject to an increase or decrease as provided in this Section. The termination shall be accomplished in accordance with other applicable Sections of this Contract.
          (iii) For the purpose of fee adjustment, target cost may be adjusted by mutual agreement between the Buyer and the Contractor based on agreed scope changes or other negotiated changes.
          (iv) Fee will be provisionally billed with each invoice on the basis of *****% of the total cost invoiced. Such provisional billing rate will be reviewed quarterly and adjusted up or down based on projected target cost. Upon issuance of the final billing under Stage II of this contract and determination of the incentive fee earned, provisional fee invoiced will be reconciled and an adjustment, positive or negative, will be added to the final invoice.
          (v) The Corporation and the Contractor agree to pursue development of award fee incentives for items such as schedule, safety, regulatory performance, etc. to be negotiated and mutually agreed for Stage II.
     e. Contract modification. The target cost and the adjusted fee determined as provided in this Section shall be evidenced by a modification to the Task Order signed by the Contractor and Buyer.
XII. TARGET PRICE WITH INCENTIVE FEE (Applicable to STAGE III)
     a. General. The Corporation shall pay the Contractor for performing Stage III of this Contract its target costs plus a fee determined as provided in this Contract; provided, that in no event shall the total final cost exceed the ceiling cost as determined below. The target fee for Stage III will be *****% of the target cost, as adjusted.
     b. Ceiling Cost, Target cost and target fee. The ceiling cost, target cost and target fee for Stage III will be determined at the Task Order level and are subject to adjustment in accordance with subsections d and e of this Section.

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     c. Equitable adjustments. When the work under Task Orders is increased or decreased by a modification to the Task Order or when any equitable adjustment in the target cost is authorized under any other Section, equitable adjustments in the target cost, ceiling cost, target fee, minimum fee, and maximum fee, as appropriate, shall be stated in a modification to the Task Order.
(d) The Ceiling cost will be the target cost, as adjusted, multiplied by a factor of *****. Total payments during Stage III will not be greater than the ceiling cost.
     e. Fee payable.
          (i) The fee payable under this Contract shall be the target fee increased by ***** for every dollar that the total allowable cost is less than the target cost or decreased by ***** for every dollar that the total allowable cost exceeds the target cost. In no event shall the fee be greater than ***** percent of the target cost or less than *****.
          (ii) If this Contract is terminated in its entirety, the portion of the target fee payable shall not be subject to an increase or decrease as provided in this Section. The termination shall be accomplished in accordance with other applicable Sections of this Contract.
          (iii) For the purpose of fee adjustment, target cost may be adjusted by mutual agreement between the Buyer and the Contractor based on agreed scope changes or other negotiated changes.
          (iv) Fee will be provisionally billed with each invoice on the basis of *****% of the total cost invoiced. Such provisional billing rate will be reviewed quarterly and adjusted up or down based on projected target cost. Upon issuance of the final billing under Stage III of this contract and determination of the incentive fee earned, provisional fee invoiced will be reconciled and an adjustment, positive or negative, will be added to the final invoice.
          (v) The Corporation and the Contractor agree to pursue development of award fee incentives for items such as schedule, safety, regulatory performance, etc. to be negotiated and mutually agreed for Stage III.
     e. Contract modification. The target cost and the adjusted fee determined as provided in this Section shall be evidenced by a modification to the Task Order signed by the Contractor and Buyer.
XIII. LIQUIDATED DAMAGES (Applicable to Stage 3)
Provisions for Liquidated Damages are based on Contractor providing Deliverables to the Piketon, OH facility in accordance with the mutually agreed upon Production/Delivery Schedule. Damages assessed pursuant to this clause will accrue commencing on the second consecutive business day that the Contractor fails to provide Deliverables in accordance with the Production/Delivery Schedule as follows:

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(i.)	In the event that the Contractor fails to deliver the required quantity of Deliverables for between two and one-half and four consecutive business days, the Contractor shall be assessed Liquidated Damages in the amount of $***** per business day.
(ii.)	In the event that the Contractor fails to deliver the required quantity of Deliverables for greater than four consecutive business days, the Contractor shall be assessed Liquidated Damages in the amount of $***** per business day.
(iii.)	The total maximum Liquidated Damages that will be assessed to the Contractor during the term of this contract shall be limited to $***** (***** dollars).
(iv.)	For purposes of determining Liquidated Damages under this clause, delivery shall be defined as delivery of Deliverables at the USEC facility in Piketon, OH in accordance with the baseline component Production/Delivery Schedule mutually agreed to between USEC and the Contractor prior to the commencement of Stage 3.
(v.)	It is understood that the assessed value of Liquidated Damages will be prorated based on the degree to which the Contractor fails to provide the requisite number of Deliverables. (e.g. During full production, when the Production/Delivery Schedule is established as 20 Deliverables per business day, 5 percent of the applicable daily penalty will be assessed for each Deliverable not provided to the Piketon, OH facility in accordance with Production/Delivery Schedule).
(vi.)	It is understood that the Contractor shall not be assessed Liquidated Damages when the delay in delivery or performance is due to a Force Majuere, design deficiencies, design changes, schedule changes not mutually agreed to between USEC and the Contractor, delays in obtaining any required USEC approvals, unavailability of suitable shipping containers, impacts emanating from labor disputes not caused by the Contractors failure to act in good faith, or transportation related delays that are beyond the reasonable responsibility or control of the Contractor. In the course of meeting the Production/Delivery Schedule, Contractor shall be permitted to use all reasonable approaches, such as maintaining its own inventory at the Contractors facility.
XIV. NOTICES. (Applicable to ALL STAGES)
     Any notice, request, demand, claim or other communication related to this Contract shall be in writing and delivered by hand or transmitted by telecopier, registered mail (postage prepaid) or overnight courier to the other Party at the following numbers and addresses:

Contractor:	*****
BWXT CR, LLC
Care of:
BWXT Technologies
Lynchburg, VA, 24505
Note: address to be updated when new office is established

USEC:	*****

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CONTRACT NO. 723886

757 Boeing Road
Oak Ridge, TN 37830
XV. Guarantees. (Applicable to ALL STAGES
Upon assignment of this contract to BWXT Clinch River, LLC pursuant to Article 3 of the General Terms and Conditions, BWXT Services, Inc. hereby guarantees the performance of all of the obligations of its wholly owned subsidiary BWXT, Clinch River, LLC under this Contract including any obligations under any task orders issued under the Contract and any amendments or modifications of the Contract. In the event, USEC Inc. assigns the Contract to an affiliate pursuant to Article 3, USEC, Inc. hereby guarantees the performance of all of the obligations of its affiliate under this Contract including any obligations under any task orders issued under the Contract and any amendments or modifications of the Contract.

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Attachment A TRAVEL
A. Air Travel
Air travel is authorized only when a less expensive means of accomplishing the business objective is unavailable (i.e., telephone, conference calls, video conferencing, etc). Reservations must be made as far in advance as possible in order to take advantage of any advance booking discounts which may be available.
The lowest cost air routing, consistent with reasonable time and cost considerations, shall be used. As a minimum, the Lowest Logical Airfare (*as defined below) which is offered by the Company’s designated travel agencies at the time of the booking shall be used, without regard to the airline involved or any airline-sponsored bonus/benefit programs to which the employee may belong.
The travel agent will offer the minimum Lowest Logical Airfare. *The minimum Lowest Logical Airfare is the lowest available airfare within the following parameters:
Departures and arrivals should be within two hours of the desired time.
There should be no more than one interim stop each way (domestic).
There should be no scheduled lay-over period which exceeds two hours for domestic or four hours for international flights.
The cost of the round-trip airfare should provide savings of at least $100.
Employees are required to clearly identify to the travel agent any additional parameters which may be used to identify the lowest available airfare(e.g., the employee’s schedule may be flexible enough to allow him/her additional considerations, such as, staying over a Saturday night; accepting the cheapest airfare regardless of transit time or en route stops; accepting a non-refundable ticket; etc.).
Employees shall be required to obtain written authorization from their supervisors and/or higher management prior to making reservations for air travel with costs exceeding the lowest logical airfare.
B. CLASS OF TRAVEL
All employees shall be required to use economy class travel for domestic and business class (or economy class when business class is unavailable) for international travel, except as follows:

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Elected Vice Presidents and above, including the Corporate Treasurer and subsidiary heads, may use first class air travel accommodations for both domestic and international travel.
Others designated by the CEO may use first class air travel accommodations for international travel only.
When two employees must travel together on the same aircraft and only one of them is eligible to fly first-class, the non-eligible employee may be eligible to fly first class if such a seating arrangement is necessary to enable the two employees to conduct business during the flight. A written request from the employee who is eligible to fly first class must be issued to the travel agency prior to booking the flight for the non-eligible employee. A copy of the request must be attached to the employee’s expense account in order to receive reimbursement for the upgrade in airfare.
An employee who is required to travel with a customer shall be eligible to fly first class if the customer has arranged to fly first class and it is necessary for the two to conduct business during the flight. The employee must obtain written approval from his/her Division Head or higher management prior to making any first-class air travel reservations for this reason. A copy of the written approval must be attached to the employee’s expense account in order to receive reimbursement for the first class airfare.
Hourly employees shall use only economy class air travel accommodations for both domestic and international air travel.
C. AIR TRAVEL RESTRICTIONS
Not more than three (3) senior executives from within the corporate staff or any operating unit, division or department within the Company shall travel on the same aircraft at the same time.
Executive, managerial, or technical employees from within the corporate staff or the same operating unit, division, or department of the Company shall not travel on the same aircraft if the loss of such personnel would seriously affect or hamper the operations of the Company.
D. COMMUNICATIONS
Business-related communication expenses that are substantiated by appropriate receipts shall be reimbursed. All communications should be conducted by the most efficient and least expensive means available. Company-supplied AVN voice network phone cards or calling cards should be used when and where available. Calls should not be billed to hotel rooms when a Company-supplied calling card can be used. Hotel FAX facilities should be used only when essential. Special discretion should be exercised in frequency and length of phone calls home. Cellular phones are to be used when no other phones are available.
E. CHANGES IN TRAVEL ARRANGEMENTS

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When changes in travel planning require either cancellation or revision of airline tickets, the Company’s designated travel agent must be notified immediately so that the necessary changes can be made. (The Company’s designated travel agent shall provide travelers with telephone numbers which can be used to obtain the agency’s assistance on weekends and after hours.) Travel changes made en route which do not require fare changes can normally be handled directly at the airline ticket counter.
F. AIRCRAFT CHARTERING
Corporate policy and procedure 1222-003 shall be followed for all matters relative to the use of aircraft charter services and the use of Company aircraft, respectively.
Any aircraft charter shall be approved by the Corporation in advance of proposed travel.
G. Reserved
H. INCIDENTAL/MISCELLANEOUS TRAVEL EXPENSES
The following are examples of incidental expenses which are reimbursable when directly related to business travel:
•	Tips for porters, bellhops, hotel maids, waiters, etc. (must be reasonable for the services rendered) – in the Federal Travel Regulations, these are reimbursed as part of Meals & Incidentals (M&I) rate

•	Tips for taxis are not incidental expenses but are reimbursed as part of ground transportation expenses.

•	Laundry/dry cleaning/valet for trips which exceed 7 days in duration – in M&I rate

•	Parking

•	Toll fees

•	Currency conversions

•	Traveler cheque fees

•	Telephone (See Statement I.D above. Air and car phone usage is discouraged.)

•	Passport and visa charges

•	Immunizations required for the trip
The Following are examples of incidental expenses which are not reimbursable:
•	Baby-sitter fees

•	Personal toiletries and medicines

•	Barber/hair stylist

•	Traffic fines

•	Luggage, briefcases, luggage carriers, etc.

•	Personal injury insurance

•	Magazines, books, newspapers

•	Lost or stolen personal property

•	Travel accident insurance

•	Medical expenses/Prescriptions

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•	Flowers and gifts

•	Contributions

•	Lawn Care Services while on Business

•	Dog Kennel Fees
NOTE: The Company maintains travel accident insurance which provides coverage for all employees traveling on Company business. Reimbursement shall not be made for additional travel accident insurance purchased by the employee.
I. LODGING
All reservations for lodging during business travel must be made through the Company’s designated travel agent. The Company’s travel agent has negotiated preferred rates with certain hotels, and employees are required to use these hotels whenever available. Accommodations should be reasonably priced (follow the Federal Travel Regulations lodging rates wherever possible).
Employees shall be responsible to ensure that their hotel cancellations are made. “No-show” charges are not reimbursable unless they are for reasons beyond the traveler’s control.
J. MEETINGS AND GROUP TRAVEL
The Company’s designated travel agents are the sole authorized sources for arrangements relative to group or meeting travel. Any department which is planning to sponsor group or meeting travel involving ten (10) or more participants should identify the event to the designated travel agency to ensure that available discounts are obtained and applied.
K. MEALS AND ENTERTAINMENT
Meal expenses while traveling shall be reasonable and reflect a sense of equity on the part of the employee. It is expected that meal costs will be consistent with the geographic area and/or the occasion or event. Follow the Federal Travel Regulations for maximum allowable M&I rates. Tips for meals are included in the expense of meals and should not exceed 15%, unless charged because of size of party. Any daily total of meals greater than the appropriate FTR rate will be reported to the employee’s operating unit or cost center manager when determined excessive. (Refer to your specific division procedure for details)
Business meals and entertainment at restaurants, night clubs, golf clubs and courses, ball games, etc., shall be reimbursable only if they are directly related to the active conduct of business, or if the meal or entertainment precedes or follows a substantial, bona fide business discussion. The employee must attend the business meal or entertainment with a customer(s) or vendor(s) in order for the expenditure to be reimbursable.
No reimbursements shall be made for expenses relative to meals and entertainment for local fellow employees, except as follows:
•	Meals and entertainment which has been organized under an approved employee relations activity.

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•	Meals for local employees when work extends beyond normal work hours if the business involved cannot be conducted during the course of the normal working day.

•	Meals for employees at local Company-sponsored training programs and seminars, at the discretion of local management.
Member of employee’s families are included as a Company expense only when a customer has members of his family present, when the Company requests that a family member be present, or when family members are included in a “Special Event”.
L. USE OF PERSONAL CARS
Employees may wish to utilize their personal cars for business travel when other transportation is unavailable or less economical. Mileage for the use of personal cars for business purposes shall be reimbursed in accordance with the rate which is periodically announced by the Director, Corporate Materials and Transportation. Mileage to and from the airport is only permissible beyond normal mileage to and from work.
M. RENTAL CARS
Cars shall be rented by employees only when other means of transportation are unavailable, more costly, or impractical. The use of a rental car must be justified as a business need and not as a matter of personal convenience. A mid-size car is required, unless it will not meet the requirements of the task.
All car rentals shall be arranged through the Company’s designated travel agent (see I.C. above). The Company’s preferred suppliers shall be used whenever possible. In the event the preferred suppliers are unable to provide a car, the employee may obtain a car from another available rental car agency (or rental source), on a short-term basis. (See Corporate Policy 1222-001 for further information on the Company’s Rental Car Program.)
The employee shall be responsible to refuel the rented vehicle before returning it to the rental supplier in order to minimize the refueling cost. The use of the “Fuel Purchase Option” offered by some rental car companies is generally more expensive than refueling the vehicle prior to its return. This option should not be selected.
The cost of Collision Damage Waiver and Loss Damage Waiver agreements may or may not be reimbursable, dependent upon several variables (e.g., the country(ies) where travel is to take place, the existence of any coverages which may be provided via credit card programs, etc). The Company’s designated travel agent is provided specific instructions relative to this subject by the Director, Corporate Materials and Transportation, and employees should inquire as to whether they will need to obtain these coverages prior to travel.
In the event of an accident, the employee shall be responsible to report the event to both the rental car agency (in accordance with the rental agreement), and either the Company’s designated travel agent, the employee’s Department Head, or the Corporate Transportation Department.

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N. TAXI AND OTHER LOCAL TRANSPORTATION
The cost of taxi service to and from places of business, hotels, airports or railroad stations in connection with business activities is reimbursable. Taxi use is authorized only when a more economical service (e.g., hotel vans, shuttles, etc.) is not available. Employees are encouraged to utilize public transportation whenever feasible.
O. COMBINED BUSINESS AND PERSONAL TRAVEL
When personal travel is combined with business travel, the employee shall be reimbursed for the lowest logical fares for only the business portion of the trip, with the amount determined as of the date ticketed. Details of personal travel must be identified separately at the time of booking, as well as on the employee’s expense account report.
All combined business and personal travel shall be approved by the Corporation in advance of proposed travel.
P. SPOUSAL TRAVEL
Spousal travel shall be handled in accordance with Corporate Policy 1222-010. The presence of an employee’s spouse may be appropriate or necessary at certain meetings, conferences or other business-related functions. In such cases, the Company will bear the travel and living expenses of the employee’s spouse. Employee’s requesting spousal accompaniment on business travel must obtain advance approvals from the appropriate Division Head as well as the President of BWXT (use form ADM No. 827, Employee Spousal Travel Authorization which includes each spouse who will traveled, their travel destination, the reason for the trip, and the total cost associated with the spouse).
All spousal travel shall be approved by the Corporation in advance of proposed travel.
Q. TRAVEL ARRANGER INCENTIVE PROGRAMS/SECRETARY CLUBS, ETC.
The Company’s designated travel agent shall be utilized for all business-related travel arrangements. No employee shall accept cash, free or discounted airline tickets, free or discounted hotel rooms, or any other offering of value in exchange for their services in arranging Company-related travel.
R. TRAVEL CLUBS
Due to the nature of our business and the amount of travel incurred by employees, we will allow the purchase of one airline club membership for employees that are direct reports to the General Manager or travel greater than 50,000 air miles a year if approved by the Division Head. Any other expenses associated with any form of travel airline club, or rental car expediting service program (other than those arranged by the Company) shall not be reimbursable.

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S. UPGRADES USING FREQUENT TRAVELERS AWARDS OR OTHER FORMS OF PAYMENT
Upgrades are prohibited when the upgrade results in a higher cost to the Company, other than would have occurred in the absence of the upgrade.
T. WEEKEND TRAVEL
If the employee elects to achieve a lower overall trip cost through the use of restricted, discounted airfares by extending the trip for a certain duration (i.e., stay over a Saturday night or both nights of a weekend), the Company shall reimburse hotel and reasonable meal expenses for the extended stay. These expenses shall not exceed the amount of savings realized from the discounted airfare.

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TABLE OF CONTENTS

Heading	Paragraph
Applicable Law	22.
Assignment	3.
Code of Conduct	40.
Compliance with Laws	23.
Compliance with Nuclear Safety and Safeguards and Security Requirements	39.
Confidentiality	32.
Conflict of Interest	8.
Contract Management	18.
Contract Modifications	19.
Contractor Representations	4.
Contractor Status	28.
Corporation Rules and Regulations	38.
Definitions	1.
Delivery	7.
Dispute Resolution	20.
Entire Agreement	2.
Furnished Property	24.
Hazardous Material and Asbestos	13.
Headings	27.
Indemnification	15.
Inspection and Rejection	9.
Insurance	41.
Intellectual Property	33.
Key Personnel; Workforce	6.
Limitation of Liability	11.
Materials and Heat Treatment	14.
Miscellaneous	36.
Non Waiver or Default	25.
Payment	16.
Precedence	31.
Preexisting Conditions	42.
Price-Anderson Indemnification	37.
Remedies for Breach of Warranty	11.
Security of Classified Information and Controlled Areas	34.
Severability	30.
Standards of Performance	5.
Survival	26.
Taxes	17.
Termination and Suspension of This Contract	21.
Third Party Beneficiaries	29.
Title and Risk of Loss	12.
Waiver for Claims Due to Nuclear Incidents	35.
Warranties	10.
Workforce	6.

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1. DEFINITIONS.
As used throughout this Contract, the following terms, whether in the singular or plural, when used with initial capitalization, shall have the meanings set forth below:
     (a) The term “Buyer” means the Corporation’s Procurement Director or his/her designated Procurement representative.
     (b) The term “Conflict Of Interest” means that, because of other activities or relationships with other persons (including, without limitation, competitors of the Corporation) Contractor is unable or potentially unable to render impartial assistance or advice to the Corporation, or Contractor’s objectivity in performing under this Contract is or might be otherwise impaired.
     (c) The term “Contract” means the contractual agreement between the Corporation and Contractor which includes (i) the terms and conditions herein, (ii) any supplements to the terms and conditions herein agreed by the Parties, (iii) any item descriptions, Specifications or Drawings incorporated herein or attached hereto, and (iv) any instructions submitted to Contractor by Buyer in connection with this Contract.
     (d) The term “Contract Price” means the total price for the Supplies set forth on the face of the Contract and includes all applicable Federal, State and local taxes and duties except for those set forth in Paragraph 18(a).
     (e) The term “Contractor” means the individual or business entity that has entered into this Contract with the Corporation.
     (f) The term “Corporation” means USEC Inc.
     (g) The term “Corporation Facility” means any property or facility owned or leased by the Corporation.
     (h) The term “Default” shall have the meaning ascribed to it in the Paragraph entitled “Termination and Suspension of This Contract.”
     (i) The term “Deliverables” means the tangible product or products of the Services including but not limited to Centrifuge Assemblies as more fully described in applicable task orders.
     (j) The term “Drawings” means all the drawings, sketches, or maps referenced in this Contract and also such supplementary drawings, sketches or maps as the Buyer may issue from time to time.
     (k) The term “Force Majeure” shall have the meaning ascribed to it in the Paragraph entitled “Termination and Suspension of This Contract.”
     (l) The term “Furnished Property” shall have the meaning ascribed to it in the Paragraph entitled “Furnished Property”.
     (m) The term “Party” refers to the Corporation or the Contractor individually and the term “Parties” refers to both the Corporation and the Contractor collectively.
     (n) The term “Services” means the services described in the Statement of Work to be provided/performed by Contractor.
     (o) The term “Specifications” means all the terms and stipulations contained in the document entitled “Specifications” and includes those portions known as “specific contract requirements” and such amendments, revisions, deductions or additions as may be issued in writing, from time to time, by the Buyer, pertaining to the quantities and qualities of the Supplies to be furnished under this Contract.
     (p) The term “Statement of Work” or “SOW” means the description of the Work to be performed by Contractor pursuant to this Contract attached and hereby incorporated into the Contract. The Statement of Work may be a separate document labeled “Statement of Work” or incorporated in the terms herein, or both.

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     (q) The term “Supplies” means any materials, components or goods required to be furnished by Contractor in the performance of Services under this Contract.
     (r) The term “Work” means the Services, Deliverables and Supplies.
2. ENTIRE AGREEMENT.
The whole and entire agreement of the Parties with respect to the subject matter hereto, is set forth in this Contract; and the Parties are not bound by any prior agreements, understandings or conditions other than as expressly set forth herein. THIS CONTRACT IS LIMITED TO THE TERMS AND CONDITIONS SPECIFIED HEREIN, ON THE FACE OF THE CONTRACT AND IN ANY ATTACHMENTS THERETO PROVIDED BY THE CORPORATION OR SPECIFICALLY AGREED TO BY THE CORPORATION IN WRITING. THE CORPORATION DOES NOT AGREE TO ANY PROPOSED ADDITION, ALTERATION OR DELETION OF THESE TERMS. THIS CONTRACT CAN ONLY BE VARIED BY WRITTEN AGREEMENT SIGNED BY BOTH PARTIES. ANY ACKNOWLEDGEMENT OF THIS CONTRACT SIGNED OR SUBMITTED BY CONTRACTOR OR ANY OTHER STATEMENT OR WRITING OF CONTRACTOR SHALL NOT BE DEEMED TO ALTER, ADD TO, OR OTHERWISE AFFECT THESE TERMS ABSENT THE BUYER’S WRITTEN AGREEMENT.
3. ASSIGNMENT
It is understood that the Contractor will assign this contract to BWXT Clinch River, LLC upon approval of Foreign Ownership Influence or Control (FOCI) for BWXT Clinch River. Beyond this assignment, contractor may not assign this Contract. The rights and obligations of Contractor under this Contract are personal to Contractor and may not be delegated or subcontracted to any other entity, in whole or in part, without the prior written consent of the Corporation. The Corporation shall have the right to assign this Contract including all rights, benefits and obligations hereunder to any affiliate of the Corporation without Contractor’s consent.
4. CONTRACTOR’S REPRESENTATIONS.
     (a) Contractor’s Representations. The Contractor, and the person signing this Contract on the Contractor’s behalf, each hereby make the following representations to the Corporation:
(i)	The Contractor is a merchant in the business of providing the Work called for by this Contract and is not acting as an agent for any other person or entity in providing such Work;
          (ii) The Contractor has all power and authority required to execute, deliver and perform this Contract, and the Contractor has sufficient staff and other resources to carry out its duties hereunder in a prompt, efficient and diligent manner;
          (iii) The execution, delivery and performance of this Contract by the Contractor and by the person signing this Contract on behalf of the Contractor have been duly authorized by all necessary corporate or partnership action;
(iv)	This Contract constitutes a legal, valid and binding agreement of the Contractor, enforceable against the Contractor in accordance with its terms, except as limited by bankruptcy, insolvency, receivership or other similar laws affecting or relating to the rights of creditors generally;

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          (v) The Contractor has or will obtain, maintain and comply with all licenses and permits necessary to legally and validly execute, deliver and perform this Contract;
          (vi) The representations and certificates made in, or submitted with, the Contractor’s proposal, have been duly authorized, made and executed and are true and correct as if made herein and as of the date hereof; and
          (vii) The Contractor has the right to make all disclosures to, and assignments of intellectual property rights to, the Corporation as required under this Contract.
          (viii) Except as disclosed in an attached schedule, Contractor has no Conflict of Interest in performing this Contract.
     (b) Corporation’s Representations. The Corporation, and the person signing this Contract on the Corporation‘s behalf, each hereby make the following representations to the Contractor:
          (i) The Corporation has all power and authority required to execute, deliver and perform this Contract;
          (ii) The execution, delivery and performance of this Contract by the Corporation and by the person signing this Contract on behalf of the Corporation have been duly authorized by all necessary corporate or partnership action;
(iii)	This Contract constitutes a legal, valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as limited by bankruptcy, insolvency, receivership or other similar laws affecting or relating to the rights of creditors generally;
          (iv) The Corporation has the right to make all disclosures including intellectual property to the Contractor as may be required under this Contract.
(c) Condition. Each Party acknowledges that the it has relied on the truth, accuracy and completeness of the foregoing representations in entering into this Contract and thus such truth, accuracy and completeness shall be deemed a condition to any right of payment or performance by each Party under this Contract.
5. STANDARDS OF PERFORMANCE.
Contractor shall be responsible for the professional quality, technical accuracy and coordination of all Work furnished by Contractor under this Contract. In connection with the foregoing, Contractor shall expend its reasonable professional efforts to perform the Work at the locations set forth in this Contract (or in a Release issued under this Contract, if applicable) with all due diligence, economy and efficiency, in accordance with the Contract; generally accepted techniques and practices in Contractor’s industry; sound management and technical practices; and applicable law and regulations.
6. KEY PERSONNEL; WORK FORCE REASSIGNMENTS.
     (a) Key Personnel Identified. The following personnel are each considered to be a “Key Person” and shall be assigned by Contractor to perform the Services.
*****            President and General Manager
*****           Operations
*****           Program Management
*****           ES&H & Performance Assurance
*****           Integrated Manufacturing

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*****       Business Management
     (b) Key Personnel Replacement. Contractor shall not remove any Key Person from performing the Services without the prior written consent of USEC, and such consent shall not be unreasonable withheld. Contractor shall provide to USEC at least sixty (60) days notice to any Key Person becoming unavailable for a period of one (1) month or longer to perform the Services, unless the unavailability is not under the control of the Contractor, in which case Contractor shall notify USEC of such unavailability within three (3) Business Days of learning of same. Whenever any Key Person is unavailable for performance of the Services, Contractor agrees to replace such Key Person with an individual of substantially equal abilities and qualification acceptable to USEC. Contractor shall make such replacement not later than ten (10) Business Days prior to such Key Person becoming unavailable; provided, however, that Contractor shall have not less than twenty (20) Business Days from the day that Contractor learns of such unavailability to make such replacement. Contractor agrees to promptly re-task any employee (to include, without limitation, Key Persons) performing any of the Services who is unacceptable to USEC with an employee acceptable to USEC subject to the limitations of any applicable laws, regulations or collective bargaining agreements.
     (c) Work Force Continuity. Contractor shall use its best efforts to maintain the continuity of individual workers that perform the Services. As such, Contractor shall not remove from performing the Services more that (a) *****% of the work force in any one (1) month period or (b) *****% of the work force in any three (3) month period, without first notifying USEC at least fifteen (15) days in advance of such action.
7. DELIVERY.
     (a) The Contractor shall deliver the Supplies and perform all Work in accordance with the terms specified elsewhere in this Contract.
     (b) UNLESS OTHERWISE STATED IN THIS CONTRACT, TIME SHALL BE DEEMED OF THE ESSENCE FOR DELIVERY OF SUPPLIES AND PERFORMANCE OF THE WORK. If the Contractor becomes aware of difficulty in providing the Supplies/Work, the Contractor shall timely notify the Buyer, in writing, giving pertinent details of the difficulty. This notification shall not change any delivery schedule.
     (c) In the event of a change or termination for convenience, no claim will be allowed under the Paragraph entitled “Termination and Suspension of This Contract” for any costs arising out of the Contractor’s manufacturing of Supplies in advance of the Contractor’s normal production schedule unless there has been prior written consent by the Buyer.
     (d) The Contractor shall wrap, pack, crate, load, enclose and brace the Supplies on the carrier in a good, workmanlike manner and in accordance with applicable law and regulation, and any specifications referred to in this Contract (or in the absence of such specifications, applicable trade practices in the U.S. industry).
8. CONFLICT OF INTEREST
(a) Prohibited Activities. Without the Corporation’s prior written consent, during performance of this Contract and for a period of two (2) years after expiration or termination hereof, Contractor shall not perform any work that is the subject of specific authorized task orders under this Contract related to centrifuge components used to enrich uranium for a competitor of the Corporation.

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     (b) Disclosure of Conflicts of Interest. In the event that Contractor discovers either a Conflict of Interest during the contract term or a material change in a Conflict of Interest that existed as of the date this Contract was awarded but that was waived by the Corporation, Contractor shall make an immediate and full disclosure thereof in writing to the Corporation including a description of the action that Contractor has taken or proposes to take to avoid or mitigate such new conflict or material change in a pre-existing conflict. Without limiting any other rights it may have under law or equity, the Corporation reserves the right to terminate this contract for default if it determines that the Contractor was aware of a Conflict of Interest prior to the award of this Contract and did not disclose the conflict to the Corporation prior to its award, or if the Contractor becomes aware of the Conflict of Interest after the award of this Contract and failed to promptly disclose such conflict to the Corporation.
     (c) Subcontracts. The Contractor shall ensure that all subcontracts include protection against Conflicts of Interest acceptable to the Buyer.
9. INSPECTION AND REJECTION OF DELIVERABLES.
     (a) Technical Representative. The Technical Representative shall be responsible for acceptance of all Deliverables submitted, and all Services performed under, this Contract based on approved manufacturing processes and the quality control plan. Acceptance of deliverables shall occur at Contractor’s facility in Oak Ridge, TN.
     (b) Rejection. Within a reasonable period of time for the completion of Services or shipment of Deliverables from Contractor’s facility, the Technical Representative, by notice to Contractor, may reject a Deliverable of Service if the Technical Representative determines that such Deliverable or Service does not conform to the requirements of this Contract. Contractor shall have fifteen (15) days after receiving written notice of rejection to provide a cure schedule and, unless otherwise agreed, such cure shall be completed within a reasonable time after Contractor’s receipt of such notice. If Contractor fails to cure, or the cure is deemed unacceptable or impracticable by the Technical representative, USEC shall have the right (i) if USEC has not yet paid for the rejected Service or Deliverable, to disallow that portion of any invoice covering such Service or Deliverable or (ii), if payment has already been made, to require Contractor to refund such payment. USEC may also accept the defective Service and Deliverable, subject to an equitable reduction in the amount due or paid to Contractor for such Service or Deliverable.
10. WARRANTIES.
     (a) Basic Warranties. Contractor warrants to USEC that:
(i)	Contractor shall expend its reasonable professional efforts to provide Deliverables that conform with the specifications in the Contract.

(ii)	Contractor shall perform all of the Services pursuant to this Contract in a professional manner consistent with the standards of quality and care typical within the industry at the time of performance for similar work.

(iii)	Contractor will keep the Deliverables free of all liens, security interests or encumbrances, other than those created or agreed to by USEC.
     (b) Warranty Term and Remedy.
(i)	The warranties set forth herein shall be effective for a period of one (1) year beginning upon Final Acceptance of the Deliverable.

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(ii)	Any Deliverable which does not conform with the warranty set forth herein, shall, within a reasonable period of time after notification to, or discovery by, Contractor of the defect, be repaired or reworked by Contractor.

(iii)	Any Services which do not conform with warranty obligations set forth herein shall be reperformed by Contractor at Contractor’s expense with a reasonable time from date of the notice to Contractor of the applicable deficiency.

(iv)	If Contractor disputes responsibility for correction, Contractor shall nevertheless proceed in accordance with any reasonable written request issued by USEC under this section to repair or rework the Deliverable or perform the Services. In the event it is later determined that the Deliverable or Services did conform to the terms of the warranty herein, the Contract shall be equitably adjusted to pay Contractor for such additional costs incurred in complying with USEC’s instructions, plus a mutually agreed upon fee.

(v)	In order for the applicable warranty remedy to apply, written claim must be made by USEC within ninety (90) days from the date the defect is detected by USEC and in no event later than the expiration date of the applicable warranty period.
(c) Warranty Disclaimer and Exclusive Remedy for Breach of Warranty .
THE WARRANTIES AND REMEDIES FOR BREACH OF WARRANTY SET FORTH HEREIN ARE EXCLUSIVE, AND NO OTHER WARRANTIES OR REMEDIES FOR BREACH OF WARRANTY OF ANY KIND, WHERETHER STATUTORY, WRITTEN, ORAL, EXPRESS, OR IMPLIED, INLCUDING WITHOUT LIMITATION, WARRANTIES OF PERFORMANCE, MERCHATABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY. THE SOLE LIABILITY OF CONTRACTOR AND
THE EXCLUSIVE REMEDY OF USEC WITH RESPECT TO ANY ALLEDGED BREACH OF WARRANTY, WHETHER SUCH LIABILITY ARISES ON ACCOUNT OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABLITY, OR OTHERWISE, SHALL BE LIMITED TO THE REMEDIES SPECIFIED IN THIS ARTICLE.
     (d) Other Warranties . In addition to the warranties provided herein, Contractor shall assign to USEC all manufacturer’s warranties for equipment or items purchased by Contractor or perform Services under the Contract provided such things are USEC-funded and become the property of USEC pursuant to the terms of this Contract.
11. LIMITATION OF LIABILITY.
     (a) Neither Party (including subcontractors of Contractor or customers and subcontractors of USEC) shall be liable to the other Party whether arising under contract, tort (including negligence), strict liability, or otherwise, for any special, indirect, incidental, or consequential loss or damage of any nature arising at any time from any cause whatsoever. Nothing herein shall be deemed to limit the liability of the Department of Energy under the Price-Anderson Act nuclear indemnity agreement extended to Contractor under Section 37 of this Contract.
     (b) Except in regard to: (i) liabilities to USEC pursuant to Contractor’s intentional violation of the provisions of Article 32; or (ii) liabilities to USEC pursuant to Article 35; the total liability of Contractor and its subcontractors, whether in contract, tort (negligence), strict liability or otherwise shall not exceed *****.

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12. TITLE AND RISK OF LOSS.
     (a) Corporation to Take Title. (i) The Corporation shall hold title to all Deliverables completed and title to materials, equipment, and other things intended for incorporation into the Deliverable or for which the Corporation paid or reimbursed the Contractor, risk of loss shall pass to the Corporation upon acceptance of Deliverables at Contractor’s facility, and title shall pass to the Corporation upon delivery at Corporation’s Facility. Contractor shall retain title to all equipment and materials used by the Contractor but not intended to be incorporated into the Deliverable.
          (ii) Unless this Contract specifically provides otherwise, title to Supplies shall remain with the Contractor until, and shall pass to the Corporation upon, delivery of the Supplies (i) to the carrier, if transportation is other than F.O.B. Destination; or (ii) the designated destination, if delivery is F.O.B. Destination. Risk of loss shall pass to the Corporation upon delivery of the Supplies to the carrier. In the event that delivery is other than F.O.B. Destination, the Contractor shall, upon the Buyer’s request, arrange for delivery of the Supplies to the destination requested by the Corporation at the Corporation’s cost. If the Supplies are subsequently rejected by the Corporation, title to, and risk of loss of (other than any loss due to the gross negligence of the Corporation), the Supplies shall revert to the Contractor on the date of such rejection. Rejected Supplies shall be disposed of in accordance with Subparagraph (f) of the Paragraph entitled “Remedies for Breach of Warranty.”
     (b) Title to Property. In the event of termination and unless otherwise provided explicitly in this Contract, the Corporation shall be deemed to acquire title to all supplies and materials (collectively, “Property”) acquired by the Contractor hereunder at the Corporation’s expense, upon the Corporation’s payment therefore.
     (c) Contractor Risk of Loss. (i) Notwithstanding the foregoing and prior to acceptance of the completed Deliverable by the Corporation, Contractor shall bear the risk of loss of, or damage to, the Deliverable or any equipment or materials used by the Contractor for the Deliverable.
          (ii) Title to and risk of loss of defective Deliverables that are returned for replacement shall revert to the Contractor upon notice of the defect. If the Contractor fails to furnish timely disposition instructions, the Corporation may dispose of the defective Supplies for the Contractor’s account in a reasonable manner.
     (c) Disclaimer. The fact that the Corporation takes title to the Deliverable or to any equipment, materials or thing under this Paragraph, shall not be considered acceptance of such Deliverable, equipment, materials, or thing nor limit or affect the Corporation’s right to require correction or replacement of defective or nonconforming Deliverable, equipment, material or thing or relieve the Contractor of any obligation under this Contract.
13. HAZARDOUS MATERIAL AND ASBESTOS.
Unless otherwise authorized elsewhere in this Contract, all Supplies furnished hereunder shall not contain asbestos or any other hazardous material.
14. MATERIALS AND HEAT TREATMENT.
In the event that the Contract includes material and heat treatment requirements, the Contractor shall furnish a statement signed by an authorized person within its quality organization stating that such requirements have been met. When a choice of materials is authorized, the statement shall indicate which materials were used in performance of this Contract.

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15. INDEMNIFICATION.
Except with respect to public liability for which USEC is indemnified pursuant to the Price Anderson Act, as amended, (see Section 37), and any other damage to or loss or impairment of the property equipment, facilities or business (including the economic value of such property, equipment, facilities or business) of USEC arising out of or resulting from, directly or indirectly, a nuclear incident (as defined in Section 11 of the Atomic Energy Act of 1954, as amended) in any way related to the manufacturing work and services being performed by Contractor under this Agreement, Contractor shall indemnify, save harmless and defend USEC and its directors, officers, employees, contractors or agents from and against any and all liabilities, claims, penalties, forfeitures or suits (collectively, “Claims”) and the costs and expenses incident thereto (including cost of defense, settlement and reasonable attorneys’ fees) (collective, “Costs”), which they or any of them may hereafter incur, become responsible for or pay out as a result of death or bodily injuries to any person, destruction or damage to any property, contamination of or adverse effects on the environment, or any violation of laws, regulations or orders, caused by or arising out of, in whole or in part, Contractor’s performance of or failure to perform any services or other obligations assumed by Contractor under this Contract. Notwithstanding the foregoing, the financial obligation of Contractor under this Section shall be reduced to the extent such Claims or costs arise from the negligence, strict liability or fault of USEC, its directors, officers, employees, agents or contractors (other than Contractor or Contractor’s subcontractors or suppliers), which negligence, strict liability or fault shall be determined on a comparative negligence basis. For clarity, the parties understand and agree that this indemnification, save harmless and defense obligation does not extend to any Claims by USEC or its directors, officers, employees, agents or contractors for damage to or loss or impairment of the property equipment, facilities or business (including the economic value of such property, equipment, facilities or business) of USEC or its directors, officers, employees, agents or contractors that result either directly or indirectly from a nuclear incident as that term is defined and understood in the Atomic Energy Act of 1954, as amended, regardless of whether the Claims are caused, in whole or in part, by the negligence, strict liability or other fault of Contractor and that USEC hereby releases Contractor from and against any such Claims.
16. PAYMENT.
     (a) Upon the submission of an acceptable invoice and subject to acceptance by the Corporation of the Work covered thereby, the Corporation shall pay Contractor the Contract Price for such Work, to the extent that Contractor has not been previously paid therefore. Unless otherwise specifically provided elsewhere in this Contract, Contractor shall submit invoices as the Work progress, but not more often than once per month.
     (b) Invoices shall be submitted to the attention of the Corporation’s Accounts Payable Group at the address shown on the face of the Contract.
     (c) Only invoices that are determined by the Corporation to be acceptable will be processed for payment. Invoices must include:
(i) Contractor’s name and address;
(ii) Invoice date;
(iii) Contract number and line item number;
(iv) Description, quantity, unit of measure, unit price and extended price of Work delivered;

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(v) Shipping number and date of shipment including the bill of lading number and weight of shipment if shipped other than F.O.B. Destination;
(vi) Terms of any prompt payment discount offered;
(vii) Name, title and mailing address of the person or office to whom payment is to be sent;
(viii) Name, title, phone number and mailing address of the person or office to be notified in event of an unacceptable invoice; and
(ix) Any information or document required by the other requirements of this Contract.
(x) All federal, state and local taxes which must be paid by Contractor (i.e. those taxes that the Corporation does not pay directly to a State or Commonwealth on its direct payment permits);
     (d) If any invoice is determined to be unacceptable, the Corporation shall notify Contractor of the defect within a reasonable time after receipt of the invoice by the Accounts Payable Group.
     (e) Payment shall be by wire transfer to:
          *****
     (f) Untimely payment of Contractor invoices or fee shall result in an ***** percent per annum (***** % per annum) late fee on any balance not paid within thirty (30) days of the Corporation’s receipt of an acceptable invoice.
17. TAXES.
     (a) Sales and Use Tax. Unless separately stated elsewhere in this Contract, any sales or use taxes applicable to Work performed or tangible personal property provided in Ohio shall be paid, to the extent practicable, by the Corporation directly to the State on a Direct Payment Permit. Contractor agrees that the prices, fees, charges (including expenses for which Contractor seeks reimbursement to or other consideration) to be paid by the Corporation under the Contract shall not include any such Ohio sales and use taxes. All other sales or use taxes shall be paid by Contractor and billed to the Corporation unless the Corporation provides exemption certificates stating the statutory reason for claiming the exemption.
(b) Prices and Charges Include Taxes. Except for sales and use taxes paid by the Corporation pursuant to Subparagraph (a) of this Paragraph, Contractor agrees that the price charged for fixed price Work, and the amounts charged for labor and costs for time and materials Work includes all applicable federal, state and local taxes, duties and governmental charges (“Taxes”) Contractor incurred under this Contract other than those that Contractor is legally obliged to charge to, and collect from, the Corporation. Those Taxes that Contractor is obliged to charge to, and collect from, the Corporation shall be listed separately on any invoice for the Work to which such Taxes are attributable. Contractor shall take any steps reasonably requested by the Corporation to lawfully minimize the Corporation’s liability for Taxes.
     (c) Exclusive Liability for Certain Taxes. The Contractor hereby assumes sole and exclusive liability for income, franchise or other taxes associated with the Contractor’s business operations and for all taxes and/or contributions, however they may be designated, the payment of which may be required under the Federal Social Security Act and under unemployment insurance laws or unemployment compensation laws, however they may be designated, of the several states, with respect to employees employed by the Contractor in the performance of services subject to this Contract.
     (d) Disclosure. The Corporation (and each employee, representative, or other agent of the Corporation) may disclose to any and all persons, without limitation of any kind, the tax

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treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Corporation relating to such tax treatment and tax structure.
18. CONTRACT MANAGEMENT.
     (a) Buyer. Unless otherwise stated in this Contract, any action that may be taken by the Corporation in this Contract may only be taken by the Buyer (such action shall bind the Corporation unless it violates applicable law or governmental regulations). In addition to the foregoing authority, the Buyer may also take any action expressly reserved for the Technical Representative (as described in subparagraph (b) of this Paragraph), if any, and may override any decision of the Technical Representative. All actions taken by the Buyer shall bind the Corporation unless such actions violate applicable law or governmental regulations. In such event, Contractor will not be obligated to comply with Buyer’s direction and will provide corresponding notice to Corporation. The Buyer may replace the Technical Representative and shall provide written notice thereof to the Contractor.
     (b) Technical Representative. The Technical Representative, if one is designated elsewhere in this Contract, shall be authorized to provide Technical Direction (as defined in Subparagraph (c)) relating to the performance of the Contractor’s obligations under this Contract. All actions taken by the Technical Representative prior to his or her replacement hereunder shall bind the Corporation unless such action violates applicable law or governmental regulations. In such event, Contractor will not be obligated to comply with Technical Representative’s direction and will provide corresponding notice to Corporation. If no Technical Representative is designated in this Contract, all actions shall be taken by the Buyer.
     (c) Technical Direction. (i) The Contractor’s performance of this Contract shall be subject to the Technical Direction of the Technical Representative if one is so designated or the Buyer if a Technical Representative is not designated. “Technical Direction” includes, without limitation: (A) directions to the Contractor that shift work emphasis between work areas of this Contract, require pursuit of certain lines of inquiry, fill in details or otherwise serve to accomplish performance of this Contract; (B) provision of written information to the Contractor that assists in the interpretation of drawings, specifications or technical portions of this Contract; and (C) review and acceptance, on the Corporation’s behalf, of anything required to be provided by the Contractor under this Contract; provided, however that none of the foregoing Technical Direction shall be deemed to alter the status of the Contractor as an independent contractor.
          (ii) All Technical Direction must be within the scope of this Contract and significant Technical Direction shall be issued in writing by the Technical Representative or the Buyer. Any Technical Direction issued pursuant to this Subparagraph (c) shall not result in any additional payment to the Contractor. The Technical Representative does not have the authority to, and may not, issue any Technical Direction that: (A) requires additional services outside of the scope of this Contract; (B) alters any written performance schedule included in the Contract or agreed to by the Buyer; (C) changes the terms of this Contract; or (D) interferes with the Contractor’s right to perform its obligations in accordance with this Contract.
          (iii) The Contractor shall proceed promptly to perform any Technical Direction issued by the Technical Representative in the manner prescribed by and within the Technical Representative’s authority. If, in the opinion of the Contractor, any Technical Direction violates Subparagraph (c)(ii) of this Paragraph, the Contractor shall: (A) notify the Buyer in writing immediately after receipt of any such Technical Direction; (B) request in writing that the Buyer

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modify this Contract accordingly; and (C) unless otherwise directed by the Buyer, continue performance of this Contract without complying with the Technical Direction in question, pending a decision by the Buyer. Upon receiving any such notification from the Contractor, the Buyer shall: (X) advise the Contractor in writing as soon as possible after receipt of the Contractor’s letter that the Technical Direction is within the scope of this Contract and does not constitute a change; or (Y) advise the Contractor in writing within a reasonable time that the Corporation shall modify this Contract in accordance with the Paragraph entitled “Contract Modifications.” Any disagreement between the Corporation and the Contractor regarding the Buyer’s determination of whether a Technical Direction is within the scope of this Contract or whether, or in what amount, to allow for an equitable adjustment, shall be resolved in accordance with the Paragraph entitled “Dispute Resolution.”
19. CONTRACT MODIFICATIONS.
With or without additional consideration, the Buyer may at any time by written order and without advance notice or notice to any sureties, make changes within the general scope of this Contract. If any such modification results in a material change in the cost of, or the time required for, performance of this Contract, the Buyer shall make an equitable adjustment to the Contract Price, delivery schedule or other affected Contract terms; provided, that the Contractor has requested an equitable adjustment within thirty (30) days from receipt of the written order and prior to final payment under this Contract. A dispute involving any equitable adjustment shall not excuse the Contractor from performing the Contract, as modified.
20. DISPUTE RESOLUTION.
     (a) Mutual Agreement. Any controversy or claim (a “Dispute”) between the Parties arising out of or relating to this Contract, or the breach, termination or validity hereof that is not resolved by mutual agreement shall be decided by the Buyer. The Buyer shall, in writing, notify the Contractor of its final decision (“Final Decision”) and designate such notice as the “Final Decision Notice.” In the event the Contractor disagrees with the Buyer’s Final Decision, the Contractor shall notify the Buyer of its disagreement within thirty (30) days after receipt of the Final Decision Notice; otherwise, the Final Decision shall be final and no action shall lie against the Corporation arising out of said Dispute.
     (b) Disputes Subject to Arbitration. In the event the Contractor notifies the Buyer of its disagreement with the Final Decision within the time period in Subparagraph (a) of this Paragraph, the Dispute shall be finally settled by binding arbitration in accordance with the CPR Non-Administered Arbitration Rules (the “Rules”) as in effect on the effective date of this Contract, as modified by this Paragraph, and by a single arbitrator appointed in accordance with the Rules. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §1 et seq., (the “Act”) and shall be held at the Corporation’s headquarters in Bethesda, Maryland.
     (c) Hearings and Award. To the extent feasible (as determined by the arbitrator), all hearings shall be held within ninety (90) days following the appointment of the arbitrator. At a time designated by the arbitrator, each Party shall simultaneously submit to the arbitrator and exchange with the other Party its final proposal for damages and/or any other applicable remedy. Either Party may elect by notice given no later than ten (10) days after appointment of the arbitrator to require that, in rendering the final award, the arbitrator shall be limited to choosing the award proposed by a Party without modification. In no event shall the arbitrator award damages inconsistent with any of the terms and conditions of this Contract. Absent (i) a

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determination by the arbitrator that extraordinary circumstances require additional time or (ii) agreement of the Parties, the arbitrator shall issue the final award no later than thirty (30) days after completion of the hearings. Judgment on any award may be entered in any court having jurisdiction thereof.
(d) Confidentiality. The fact that either Party has invoked the provisions of this Paragraph, and the proceedings of, and award resulting from, an arbitration hereunder shall be considered to be confidential information subject to the confidentiality provisions of this Contract.
(e) Arbitration Award Binding Upon Successors. This agreement to arbitrate and any award made hereunder shall be binding upon the successors and assigns and any trustee or receiver of each Party.
21. TERMINATION AND SUSPENSION OF THIS CONTRACT.
(a) Termination or Suspension. The Corporation may terminate or suspend this Contract, in whole or in part, (i) at the Corporation’s convenience, upon written notice to Contractor or (ii) if Contractor Defaults (as defined in Subparagraph (b)) of this Paragraph) and, where a right of cure is provided, fails to cure such Default within the applicable cure period, if one is provided, or if none is provided, thirty (30) days (unless extended in writing by the Buyer) after receiving written notice from the Buyer specifying the Default. The Contractor may terminate this Contract if Corporation Defaults (as defined in Subparagraph (b)) of this Paragraph) provided that Corporation has not cured such Default within thirty (30) days (unless extended in writing by Contractor) after written notice of the breach from the Contractor.
(b) Definition of Default. “Default” includes: (i) Either Party is adjudged bankrupt or insolvent; (ii) Either Party makes a general assignment for the benefit of its creditors; (iii) a trustee or receiver is appointed for either Party or any of its property; (iv) Either Party files a cure petition to take advantage of any debtor’s act or to reorganize under the bankruptcy or similar laws; (v) Contractor fails to make prompt payments to subcontractors or suppliers for labor, materials or equipment; or (vi) except to the extent caused by Force Majeure, Contractor fails to make progress in the work so as to endanger performance of this Contract, (vii) Either Party fails to cure a defect it Is required to cure under the provisions of this Contract, (viii) Either Party breaches any warranty or representation made under this Contract; or (ix) Either Party breaches any other term of this Contract and such breach has or could reasonably have a material adverse effect on the performance of this Contract. Force Majeure shall excuse a Default by Contractor under item (vi) if Contractor gives notice to the Buyer promptly of the effect of such Force Majeure on performance of this Contract and the likely duration thereof, if reasonably known, and keeps the Buyer informed of any changes in such circumstances, including when such Force Majeure ends; provided, Contractor uses all reasonable efforts to continue to perform this Contract, to remedy the circumstances constituting the Force Majeure and to mitigate the adverse effects of such Force Majeure on performance of this Contract. “Force Maleure” means an unforeseeable occurrence beyond the reasonable control of Contractor and without its fault or negligence such as acts of God or the public enemy, acts of the U.S. Government in its sovereign capacity, fires, floods, epidemics, quarantine restrictions, strikes, unforeseeable delays of common carriers and unusually severe weather.
(c) Contractor’s Obligations Upon Termination or Suspension. (i) Upon the Corporation’s termination or suspension of this Contract, in whole or in part, Contractor shall (A) cease work on the terminated or suspended portions of this Contract on and as of the effective date of the termination or suspension, and shall not incur further expenses in connection with the terminated

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or suspended portions of this Contract, until, in the event of suspension, the Buyer notifies Contractor that the suspension has been lifted and that Contractor may resume work; (B) continue to perform those portions of this Contract that are not terminated or suspended; (C) terminate and/or assign to the Corporation or to an affiliate (if so directed by the Buyer), contractor or a supplier of the Corporation (at the Corporation’s discretion) all of Contractor’s right, title and interest in subcontracts and purchase orders relating to the terminated or suspended portion of this Contract; (D) take actions necessary to protect, preserve and (in the case of a termination of this Contract) promptly transfer title to and possession of all work, materials, and information (regardless of form) acquired or produced for performance of this Contract to the Corporation or an affiliate, contractor or a supplier of the Corporation (as determined by the Buyer); and (E) in the case of termination for convenience under Subparagraph (a)(i) above, provide supporting cost data as requested by the Corporation and permit Corporation auditors access to all records within Contractor’s custody or control or that of its subcontractors to verify such cost data in order to facilitate the determination of the appropriate compensation due to Contractor.
(ii) In the case of a termination of this Contract, Contractor shall also take all other actions necessary to enable the Corporation or an affiliate, contractor or supplier of the Corporation (as determined by the Buyer) to complete performance of this Contract or, if requested by the Buyer, sell any Work, Supplies, material or equipment related to this Contract to which the Corporation has title, and pay the proceeds of such sale (less reasonable sales expenses) to the Corporation. All such activities shall be at the Corporation’s expense.
(d) The Corporation’s Obligations Upon Termination or Suspension. Upon the Corporation’s termination or suspension of this Contract for convenience under Subparagraph (a) of this Paragraph and Contractor’s fulfillment of its obligations under Subparagraph (c), the Corporation shall pay Contractor all incurred costs plus the percentage fee which is associated with the incurred costs. If the Contract is terminated for default, Contractor shall be entitled to all incurred costs-but only that fee which is associated with the percentage of Work satisfactorily performed.
(e) Other Remedies. Nothing in this Section 21 shall be deemed to limit any other remedy that either Party may have under this Contract or applicable law in the event of termination or suspension of the Contract.
22. APPLICABLE LAW.
This Contract shall be governed by the laws of the laws of the State of Delaware. In no event shall the U.N. Convention on the International Sale of Goods apply to this Contract.
23. COMPLIANCE WITH LAWS.
     (a) The Contractor shall comply with all applicable federal, state and local laws, rules, regulations, orders, codes and standards in performing this Contract. The cost of such compliance shall be borne by the Contractor.
     (b) The Contractor shall provide to the Corporation with each delivery any Material Safety Data Sheet applicable to the Supplies in conformance with and containing such information as required by the Occupational Safety and Health Act of 1970 and regulations promulgated thereunder, or its state approved counterpart.

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24. FURNISHED PROPERTY.
     (a) The Corporation may provide to the Contractor property owned or controlled by the Corporation (“Furnished Property”). Furnished Property shall be used only for the performance of the Work.
     (b) Title to Furnished Property shall not pass to Contractor. The Contractor shall clearly mark (if not so marked) all Furnished Property to show that it is Furnished Property. The Contractor, as part of the Work, shall (i) provide approved storage facilities for Furnished Property and (ii) unload, provide receipts for, and store all such Furnished Property. If such items are already in storage, the Contractor shall take custody of them when directed by the Buyer or his designee. The Contractor shall check, account and care for, and protect such items in accordance with good commercial practice and in the same manner as if such items were to be furnished by the Contractor under this Contract.
     (c) Except for reasonable wear and tear or expected consumption of the Furnished Property in the performance of the Work, the Contractor shall be responsible for, and shall promptly notify the Corporation of, any loss or destruction of, or damage to, Furnished Property. The Contractor shall be liable for loss or destruction of, or damage to, Furnished Property and for expenses incidental to such loss, destruction or damage or replacement or repair of such property.
     (d) At the Buyer’s request and/or upon completion or term of this Contract, the Contractor shall submit in a form acceptable to the Buyer, inventory lists of Furnished Property and shall deliver or make such other disposal of Furnished Property as may be directed by the Buyer.
25. NON WAIVER OR DEFAULT.
Any failure by either Party at any time, or from time to time, to enforce or require the strict keeping and performance of any of the terms or conditions of this Contract shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way nor the right of such Party at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions
26. SURVIVAL.
Upon expiration or termination (for any reason) of this Contract, all provisions of this Contract dealing with conflicts of interest, intellectual property, confidentiality, proprietary data and ownership rights, as well as the provisions of the Paragraphs entitled “Contractor’s Representations,” “Indemnification” and “Waiver for Claims Due to Nuclear Incidents” and any other provision of this Contract that expressly states that it will survive expiration or termination hereof, shall survive and remain binding upon the Parties hereto and upon their successors and assigns.
27. HEADINGS.
The headings and subheadings of the Paragraphs contained in this Contract are inserted for convenience only and shall not affect the meaning or interpretation of this Contract or any provision hereof.
28. CONTRACTOR STATUS.
     (a) The Contractor is an independent Contractor.
     (b) Nothing herein contained or implied shall at any time be so construed as to create the relationship of employer and employee, partnership, principal and agent, or joint venture

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between the Corporation and Contractor or its subcontractors or between the Corporation and any of Contractor’s personnel or its subcontractor’s personnel. The Corporation shall not have any obligation under local, state or federal laws regarding pay, benefits, taxes or other labor matters relating to personnel of Contractor or its subcontractors and the total commitment and liability of the Corporation in regard to payment for Work is to pay for Work accepted, pursuant to the payment provisions of this Contract. Neither Party has any authority whatsoever, express or implied, to assume or create any obligation on behalf of or in the name of, the other Party with respect to third parties.
     (c) Without limiting (i) the Corporation’s right to provide Technical Direction as set forth in the Paragraph entitled “Contract Management” or (ii) any requirement in this Contract regarding subcontractors and consultants, the Corporation shall have no right to control or direct the details, means or methods by which the Contractor performs this Contract.
29. THIRD PARTY BENEFICIARIES.
Except as provided in the Paragraph entitled “Waiver for Claims Due to Nuclear Incidents,” nothing in this Contract shall be interpreted as creating any right of enforcement of any provision herein by any person or entity that is not a Party to this Contract.
30. SEVERABILITY.
If any provision of this Contract is held invalid by a court of competent jurisdiction, such provision shall be severed from this Contract and, to the extent possible, this Contract shall continue without effect to the remaining provisions.
31. PRECEDENCE.
Any inconsistencies in this Contract shall be resolved in accordance with the following descending order of precedence: (a) face of the Contract or release document, (b) any master-type agreement (such as corporate or blanket agreements); (c) the terms and conditions herein, (d) the Statement(s) of Work, (e) specifications and (f) Drawings.
32. CONFIDENTIALITY.
Any information exchanged between the Parties during the performance of this Contract, including the terms of the Contract itself, shall be kept confidential and protected in accordance with the terms of the Confidentiality Agreement between USEC Inc. and BWXT Services, Inc. with an effective date of April 27, 2007 (the “Confidentiality Agreement”). Contractor understands that it may be necessary for USEC to provide information, including this Contract, information under this Contract and other information protected under the Confidentiality Agreement to the U.S. Government, lenders, prospective investors and other person in connection with solely for the purpose of obtaining financing and funds for its American Centrifuge Program. Contractor agrees and consents to such disclosure of information provided such persons have agreed to protect the confidentiality of the information or are under statutory or legally enforceable code of professional responsibility to protect such information. In any case where additional disclosure of terms of this Contract are sought by a Party, permission to do so shall not be unreasonably withheld provided the prospective recipients have agreed to protect the confidentiality of the information or are under statutory or legally enforceable code of professional responsibility to protect such information.

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33. INTELLECTUAL PROPERTY.
     (a) All inventions, discoveries, improvements, documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, including material maintained in any form or medium, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (whether or not patentable, or copyrightable that are conceived or first actually reduced to practice or first prepared by Contractor, its personnel or its subcontractor(s), in the performance of the Work related to design of centrifuge components or the Deliverables (collectively, “Contractor Developed Design Technology”) shall be the property of the Corporation and treated by Contractor and its subcontractor as confidential USEC Proprietary Information. Unless directed by the Corporation otherwise, Contractor may maintain a reasonable number of copies of Contractor Developed Design Technology for archival purposes only. All retained copies shall be marked as confidential and protected from disclosure to third persons in accordance with the provisions of the Paragraph of this Contract entitled “Confidentiality” for so long as Contractor retains such copies.
     (b) The Corporation shall acquire all of Contractor’s right, title and interest in and to all Contractor Developed Design Technology by written assignment or as a work for hire. Contractor hereby assigns all its right, title and interest in such Contractor Developed Design Technology to the Corporation, and Contractor shall execute any documents and otherwise assist in obtaining, maintaining, or enforcing the Corporation’s intellectual property rights in and to Contractor’s Developed Design Technology, as the Corporation may reasonably require to preserve the Corporation’s rights therein. No additional compensation shall be paid to Contractor for, or as result of, providing such assistance. To the extent Contractor Background Technology (as defined below) is incorporated into Contractor Developed Design Technology, Contractor hereby grants to the Corporation a fully-paid, world-wide, non-exclusive, irrevocable, transferable, perpetual license to make, have made, use, sell, offer to sell, reproduce, prepare derivative works, perform and/or display publicly, and sublicense such Contractor Background Technology to the extent necessary for the Corporation to exercise its rights of ownership in Contractor Developed Design Technology. No additional compensation shall be paid to Contractor for, or as result of, such license.
     (c) All inventions, discoveries, improvements, documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, including material maintained in any form or medium, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (whether or not patentable, or copyrightable that are conceived or first actually reduced to practice or first prepared by Contractor, its personnel or its subcontractor(s), in the performance of the Work related to manufacturing of centrifuge components or the Deliverables (collectively, “Contractor Developed Manufacturing Technology”) shall be the property of the Contractor. Other than as provided in sub-paragraph

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(g) below, nothing in this agreement shall be construed as expressly or implicitly granting a license to Corporation of any Contractor Developed Manufacturing Technology, including without limitation intellectual property rights, except for the limited purpose of acceptance and use of Deliverables under the Contract.
     (d) The Corporation acknowledges that Contractor may have created, acquired or otherwise have rights in (and may, in connection with the performance of the Work, employ, provide, modify, acquire or otherwise obtain rights in) various inventions, discoveries, improvements, data, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (collectively, the “Contractor Background Technology”). Contractor Background Technology shall not include any Deliverable.
     (e) Even if used in connection with the performance of the Work, Contractor Background Technology shall remain the property of Contractor and the Corporation shall acquire no right or interest in such property, except for the license provided in Subparagraph (b) above or Subparagraph (g) below. Similarly, property of the Corporation (including, without limitation, the Corporation Technology (as defined below) and any equipment, material, hardware and software of the Corporation) shall remain the property of the Corporation and Contractor shall acquire no right or interest in such property except as provided in Subparagraph (f) below.
     (f) The term “Corporation Technology” means all inventions, discoveries, improvements, documents, drawings, designs, specifications, notebooks, tracings, photographs, negatives, reports, findings, recommendations, data and memoranda of every description, including material maintained in any form or medium, concepts, ideas, methods, methodologies, procedures, processes, know-how and techniques (including without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation or systems (whether or not patentable, or copyrightable) owned by, or licensed to the Corporation or to which the Corporation otherwise has rights to use or possess.
     (f) Nothing in this agreement shall be construed as expressly or implicitly granting a license to Contractor of any Corporation Technology, including without limitation intellectual property rights, except for the limited purpose of performing its Work under the Contract.
     (g) To the extent Contractor Developed Manufacturing Technology or Contractor Background Technology is incorporated into the Deliverables or can be useful for the Corporation’s objectives of manufacturing centrifuges, Contractor hereby grants to the Corporation a fully-paid, world-wide, non-exclusive, irrevocable, transferable, perpetual license to make, have made, use, reproduce, prepare derivative works, perform and/or display publicly, and sublicense such Contractor Developed Technology or Contractor Background Technology to the extent necessary for the Corporation to exercise its rights to make the Deliverables. No additional compensation shall be paid to Contractor for, or as result of, such license.
34. SECURITY OF CLASSIFIED INFORMATION AND CONTROLLED AREAS.

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     (a) Classified Information Access. (i) “Classified Information” means any information or material, regardless of its physical form or characteristics, that has been determined pursuant to Executive Order 12356 or prior Executive Orders to require protection against unauthorized disclosure, and which is so designated; and all data concerning design, manufacture or utilization of atomic weapons, the production of special nuclear material, or the use of special nuclear material in the production of energy, but shall not include the data declassified or removed from the Restricted Data category pursuant to Section 142 of the Atomic Energy Act of 1954, as amended (the “AEA”) unless protected under Section 142d of the AEA.
          (ii) Security Clearance. The Parties recognize that the Department of Energy (“DOE”) or the Nuclear Regulatory Commission may determine security classifications and issue security clearances required for performance of all or part of this Contract. Contractor shall follow the applicable rules and procedures of DOE, NRC and other responsible governmental authorities regarding access to and safeguarding of Classified Information, security clearances and other security matters, including the requirements of DOE Acquisition Regulations (the “DEAR”) (see 48 C.F.R Chapter 9) 952.204-2, Security, DEAR 952.204-70 Classification/Declassification, 10 C.F.R. 95, and the procedures with respect to Foreign Ownership Control and Interest (“FOCI”) in DEAR 904.7000 et seq. and DEAR 952.204-73, Facility Clearance. Contractor shall not permit any individual to have access to any level or category of classified information, except in accordance with applicable laws and procedures. Contractor shall not be granted access to any classified information until the Buyer has notified Contractor that such access has been approved by a DOE FOCI determination.
     (b) Site Access. Certain Corporation Facilities are each enclosed by a perimeter fence establishing a controlled area. At the time of initial entrance to the site, Contractor’s employees shall report to the applicable badge office for security processing. Processing of Contractor’s employees will be done without charge to Contractor. All Contractor employees performing hereunder must be United States citizens. If naturalized, proper evidence must be furnished. All employees must have picture identification with them upon arrival at the applicable badge office. Unless informed by the Buyer of a different procedure, Contractor shall ensure that, once issued, badges are worn by Contractor’s employees at all times while on site. The continued presence of Contractor’s employees on-site is subject to review by the Corporation, DOE and/or other Corporation or DOE contractors based upon a check of appropriate records of law enforcement agencies.
     (c) Technology Transfer Controls. Even if not classified, information related to enrichment, an enrichment facility or a component of an enrichment facility, are subject to U.S. Government restrictions on technology transfers, including, but not limited to, those found in 10 C.F.R. parts 110, 810, or 1017 or 15 C.F.R. part 779. Accordingly, Contractor shall not disclose such information in any manner inconsistent with any such U.S. Government restriction. Further, Contractor shall not use, nor permit any subcontractor to use, any non-U.S. national or non-U.S. owned entity in connection with (i) delivery to, or work at, a controlled area or (ii) Work involving information, Work or goods that are subject to U.S. government control, without first ensuring that such activities fully comply with all applicable restrictions.
     (d) Foreign Nationals. Foreign nationals are not permitted to perform work at Corporation Facilities without prior written permission from the Buyer. Written requests for use of foreign nationals must be submitted to the Buyer at least ten (10) weeks prior to their anticipated work date. Failure of the Buyer to approve the use of a foreign national shall not constitute excusable delay nor entitle Contractor to an increase in the Contract Price.

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     (e)EXPORT CONTROLLED INFORMATION
          (i) Definition. “Export Controlled Information” or “ECI” means all information and contract documents (purchase orders, drawings, specifications, etc.) furnished by The Corporation to be used in connection with proposal/offer preparation or performance under a contract, which are identified as ECI. The ECI identification will be determined by an appropriate ECI review authority as specified by the DOE Office Export Control Policy and Corporation (NA-242).
          (ii) Oral or Visual Disclosure. A Party that discloses Export Controlled Information orally or visually shall identify it as Export Controlled Information at the time of disclosure.
          (iii) Marking. All tangible objects, such as drawings, reports, programs or documents, which constitute and/or contains or may contain Export Controlled Information shall be Marked “Export Controlled information” or “Information Contained Within May Contain Export Controlled Information” or such other markings as required or permitted by DOE guidance. Markings inadvertently omitted from Export Controlled Information when disclosed to a recipient shall be applied by such recipient promptly when requested by the disclosing Party, and such Export Controlled Information shall thereafter continue to be treated as provided by this Agreement.
          (iv) Export Controlled Information shall be protected in accordance with the DOE guidelines on Export Control and Nonproliferation and with U.S. Government export control laws and regulations. Each recipient shall not disclose the information to suppliers or contractors who are not U.S. owned and managed or to employees who are not U.S. Citizens, except in accordance with the DOE Guidelines on Export Control and Nonproliferation, and with U.S. Government export control laws and regulations. This restriction applies to written and oral guidance concerning performance, which may be provided by the Corporation technical representatives.
          (v) Unless specifically and expressly approved in writing by the Corporation, Contractor shall not disclose any ECI or information that may contain ECI provided or furnished by the Corporation for any purpose to any individual who is not a U.S. citizen or to any non-U.S. person or entity (including any non-U.S. employee, supplier or contractor). For purposes of this Section, a person or entity is considered to be non-U.S. if it is incorporated, organized or created under the laws of a foreign country, or is foreign owned, controlled or influenced as defined in applicable regulations and guidelines. This restriction applies to written and oral information and guidance which may be provided by the Corporation and applies to any information provided by any contractor, or subcontractor to the Corporation or any other person acting on behalf of the Corporation. Prior to disclosing any ECI to any person, Contractor shall include this Section in a contract or agreement with the recipient.
     (f) UNCLASSIFIED CONTROLLED NUCLEAR INFORMATION.
          The specifications/drawings/Statement of Work referenced in this Contract and attached hereto contains Unclassified Controlled Nuclear Information (UCNI) as defined in Section 148 of the Atomic Energy Act of 1954, as amended. Only authorized individuals can have access to UCNI documents. An authorized individual is someone working for or with the United States government, USEC, or its contractors requiring access to specific UCNI in the performance of official duties. The information shall be controlled and handled according to the instructions set forth below:
          (i) Handle UCNI material in such a way it will not be available to anyone to whom you are not deliberately transmitting it. An authorized individual shall maintain control over all

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UCNI to prevent unauthorized access. Physical control shall be maintained over documents in use to prevent unauthorized disclosure. In a controlled or guarded area, unlocked files, desks, or similar containers are adequate protection. In an uncontrolled or unguarded area, a locked drawer or desk, a locked repository or a locked room is adequate.
          (ii) UCNI may be transmitted to a person who needs to know the information to do his/her job and is an employee of the Contractor. Refer to the Department Of Energy (DOE) Manual 471.1-1 for criteria/authorization on dissemination of UCNI to a wider audience.
          (iii) When transmitting UCNI, alert the recipient to the fact the transmission includes UCNI. The sensitive content of the information shall also be documented by the inclusion of markings on documentation and inclusion of an UCNI cover sheet. Documents shall be packaged to prevent disclosure or presence of UCNI. The information should be appropriately marked UCNI within the package or envelope. The outside of the package or envelope shall be marked TO BE OPENED BY ADDRESSEE ONLY. UCNI shall be transmitted by U.S. Mail (U.S. First class, Express, certified or registered mail) or other commercial carrier who can provide tracking of packages. Refer to DOE Manual 471.1 or 10 CFR 1017 for additional criteria.
          (iv) When the specifications/drawings/Statement of Work is no longer required by the Contractor, destroy it in a manner that will assure sufficient complete destruction to prevent its retrieval. Refer to DOE Manual 471.1 or 10 CFR 1017 for additional criteria.
          (v) This subparagraph shall be included in all subcontracts for performance of work under the Contract that require use of the above referenced specifications/drawings/Statement of Work.
35. WAIVER FOR CLAIMS DUE TO NUCLEAR INCIDENTS.
Certain of the Corporation’s contracts with its customers require the Corporation to seek from its suppliers a waiver of any claim against the Corporation’s customers for loss, damage or loss of use of, property resulting from a nuclear incident (as defined in Section 11 of the Atomic Energy Act of 1954, as amended) (the “AEA”) at the Corporation Facility. To facilitate the Corporation’s compliance with the foregoing requirement, Contractor hereby waives any such claims it may now or hereafter have against any and all of the Corporation’s customers (but not against the Corporation) resulting from a nuclear incident at the Corporation Facility to the extent such customers have also waived such claims against Contractor. Contractor shall include this Paragraph in any subcontract entered into by Contractor in connection with this Contract and shall require that this Paragraph be included in all lower tier subcontracts.
36. MISCELLANEOUS.
     (a) This Contract shall inure to the benefit of the Parties and their respective successors and permitted assigns.
     (b) The remedies provided to a Party under this Contract in the event of a default or breach of this Contract or any applicable warranty is not exclusive.
     (c) Contractor shall avoid damaging existing buildings, equipment and vegetation on the Corporation’s facilities. If Contractor’s actions or omissions cause damage to any Corporation property, Contractor shall replace or repair the damage at no expense to the Corporation
37. PRICE-ANDERSON INDEMNIFICATION

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     (a) Authority. This Paragraph is incorporated into this Contract pursuant to the Lease agreement (the “GCEP Lease”) between the Corporation and the Department of Energy (the “Department”).
     (b) Definitions. The definitions set out in the Atomic Energy Act of 1954, as amended (the “Act”) shall apply to this Paragraph.
     (c) Financial protection. The Corporation shall obtain and maintain, at its expense, financial protection to cover public liability, as described in paragraph (d)(2) below in such amount and of such type as is commercially available at commercially reasonable rates, terms and conditions, provided that in the event the Nuclear Regulatory Commission (NRC) grants a license for a uranium enrichment facility not located on federally-owned property, the amount is no more than the amount required by the NRC for the other facility.
     (d) Indemnification. The following indemnification from the Department is included in the GCEP Lease: (1) To the extent that the Corporation and other persons indemnified are not compensated by any financial protection required by paragraph (c), the Department will indemnify the Corporation and other persons indemnified up to the full amount authorized by Section 170 of the Act against (i) claims for public liability as described in subparagraph (d)(2) of this Paragraph; and (ii) such legal costs of the Corporation and other persons indemnified as are approved by the Department. Nothing herein shall be deemed to require the Corporation to indemnify the Contractor or any other person or entity for any of the claims or costs described above.
     (2) The public liability referred to in subparagraph (d)(1) of this Paragraph is public liability as defined in the Act which (i) arises out of or in connection with the activities under the GCEP Lease, including transportation; and (ii) arises out of or results from a nuclear incident or precautionary evacuation, as those terms are defined in the Act.
     (e) Waiver of Defenses. (1) In the event of a nuclear incident, as defined in the Act, arising out of nuclear waste activities, as defined in the Act, the Contractor, on behalf of itself and other persons indemnified, agrees to waive any issue or defense as to charitable or governmental immunity.
          (2) In the event of an extraordinary nuclear occurrence which:
               (i) arises out of, results from or occurs in the course of the construction, possession or operation of a production or utilization facility; or
               (ii) arises out of, results from, or occurs in the course of transportation of source material, by-product material, or special nuclear material to or from a production or utilization facility; or
               (iii) arises out of or results from the possession, operation, or use by the Contractor or a subcontractor of a device utilizing special nuclear material or by-product material, during the course of the GCEP Lease activity; or
               (iv) arises out of, results from, or occurs in the course of nuclear waste activities, the Contractor, on behalf of itself and other persons indemnified, agrees to waive:
               (A) Any issue or defense as to the conduct of the claimant (including the conduct of persons through whom the claimant derives its cause of action) or the fault of persons indemnified, including, but not limited to:
          1. Negligence;
          2. Contributory negligence;
          3. Assumption of risk; or

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          4. Unforeseen intervening causes, whether involving the conduct of a third person or an act of God;
               (B) Any issue or defense as to charitable or governmental immunity; and
               (C) Any issue or defense based on any statute of limitations, if suit is instituted within 3 years from the date on which the claimant first knew, or reasonably could have known, of his injury or damage and the cause thereof. The waiver of any such issue or defense shall be effective regardless of whether such issue or defense may otherwise be deemed jurisdictional or relating to an element in the cause of action. The waiver shall be judicially enforceable in accordance with its terms by the claimant against the person indemnified.
          (v) The term extraordinary nuclear occurrence means an event which the Department has determined to be an extraordinary nuclear occurrence as defined in the Act. A determination of whether or not there has been an extraordinary nuclear occurrence will be made in accordance with the procedures in 10 CFR Part 840.
          (vi) For the purposes of that determination, “offsite” as that term is used in 10 CFR Part 840 means away from “the contract location” which phrase means any Department facility, installation, or site at which activity under this GCEP Lease is being carried on, and any Corporation-owned or -controlled facility, installation, or site at which the Corporation is engaged in the performance of activity under this GCEP Lease.
          (3) The waivers set forth above:
          (i) Shall be effective regardless of whether such issue or defense may otherwise be deemed jurisdictional or relating to an element in the cause of action;
          (ii) Shall be judicially enforceable in accordance with their terms by the claimant against the person indemnified;
          (iii) Shall not preclude a defense based upon a failure to take reasonable steps to mitigate damages;
          (iv) Shall not apply to injury or damage to a claimant or to a claimant’s property which is intentionally sustained by the claimant or which results from a nuclear incident intentionally and wrongfully caused by the claimant;
          (v) Shall not apply to injury to a claimant who is employed at the site of and in connection with the activity where the nuclear incident or extraordinary nuclear occurrence takes place, if benefits therefore are either payable or required to be provided under any workmen’s compensation or occupation disease law;
          (vi) Shall not apply to any claim resulting from a nuclear incident occurring outside the United States;
          (vii) Shall be effective only with respect to those obligations set forth in this Section and in insurance policies, contracts or other proof of financial protection; and
          (viii) Shall not apply to, or prejudice the prosecution or defense of, any claim or portion of claim which is not within the protection afforded under (A) the limit of liability provisions under subsection 170e. of the Act, or (B) the terms of this Paragraph and the terms of insurance policies, contracts, or other proof of financial protection.
     (f) Notification and Litigation of Claims. The Contractor shall give immediate written notice to the Corporation and the Department of any known action or claim filed or made against the Contractor or other person indemnified for public liability as defined in paragraph (d)(2). Except as otherwise directed by the Corporation or the Department, the Contractor shall furnish promptly to the Corporation and the Department, copies of all pertinent papers received by the Contractor or filed with respect to such actions or claims. The Corporation and the Department

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shall have the right to, and may collaborate with, the Contractor and any other person indemnified in the settlement or defense of any action or claim and the Department shall have the right to (1) require the prior approval of the Department for the payment of any claim that the Department may be required to indemnify hereunder; and (2) appear through the Attorney General on behalf of the Contractor or other person indemnified in any action brought upon any claim that the Department may be required to indemnify hereunder, take charge of such action, and settle or defend any such action. If the settlement or defense of any such action or claim is undertaken by the Department, the Contractor or other person indemnified shall furnish all reasonable assistance in effecting a settlement or asserting a defense.
     (g) Continuity of the Department’s Obligations. The obligations of the Department under this Paragraph shall not be affected by any failure on the part of the Corporation to fulfill its obligation under this GCEP Lease and shall be unaffected by the death, disability, or termination of the existence of the Corporation, or by the completion, termination or expiration of the GCEP Lease.
     (h) Effect of other Clauses. The provisions of this Paragraph shall not be limited in any way by, and shall be interpreted without reference to, any other clause of the GCEP Lease or this Contract provided, however, that this Paragraph shall be subject to any provisions that are or have been added to the GCEP Lease after its execution as required by applicable Federal law, including statutes, executive orders and regulations, to be included in Nuclear Hazards Indemnity Agreements.
     (i) Inclusion in Contracts. This Paragraph shall not be applicable to this Contract if the Contractor is subject to Nuclear Regulatory Commission (NRC) financial protection requirements under Section 170b. of the Act or NRC agreements of indemnification under Sections 170c. or k. of the Act for the activities under the contract.
38. CORPORATION RULES AND REGULATIONS
     (a) The Contractor and all Contractor employees shall comply with the applicable rules and regulations in force at the Corporation Facility at which the Work is being performed. Contractor and all Contractor employees shall comply with all applicable Corporation and DOE rules and regulations when performing Work at the East Tennessee Technology Park.
     (b) The Contractor shall include the substance of this Paragraph in all subcontracts for work at or on a Corporation Facility.
39. COMPLIANCE WITH NUCLEAR SAFETY AND SAFEGUARDS AND SECURITY REQUIREMENTS.
     (a) Contractor shall comply with all nuclear safety, safeguards and security requirements set forth in this Contract (including the Specifications, Drawings, or Statement of Work) (each a “Nuclear Safety, Safeguards and Security Requirement”). Contractor shall conduct self-assessments and cooperate with the Corporation, DOE, the Nuclear Regulatory Commission (“NRC”) and the Corporation in activities that address these requirements.
     (b) In the event that Contractor becomes aware of any failure to comply with a Nuclear Safety, Safeguards and Security Requirement, Contractor shall promptly notify the Buyer or, if applicable, the Corporation’s Site Regulatory Compliance Manager and, in consultation with such person(s), take appropriate preventive and/or corrective action to achieve compliance, and assure continued compliance, with such requirements.

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     (c) In the event that DOE or NRC initiates an enforcement action against the Corporation arising out of Contractor’s failure to comply with any such Nuclear Safety, Safeguards and Security Requirement, Contractor agrees to cooperate fully with the Corporation in responding to such enforcement actions by providing all information, assistance, and documentation required by the Corporation. The Parties agree to coordinate their legal and factual position in a timely manner so that all submittals are made in a timely manner, as determined by the Corporation to DOE or NRC, as the case may be.
     (d) All costs incurred by Contractor in connection with the Corporation’s response to an enforcement action in accordance with subparagraph (c) above shall be borne by Contractor and shall not be subject to reimbursement by the Corporation under this Contract or otherwise. In addition, Contractor agrees to indemnify and hold the Corporation harmless against any and all liabilities, claims, penalties, fines, forfeitures, losses, costs and expenses (including costs of defense, settlement and reasonable attorney’s fees) that they or either of them may incur, become responsible for, or pay out, as a result of Contractor’s failure to comply with any Nuclear Safety, Safeguards and Security Requirement, in accordance with the Paragraph entitled “Indemnification” of this Contract.
40. CODE OF CONDUCT.
     (a) The Contractor agrees that its employees performing services under this Contract who represent the Corporation, or may be viewed as representing the Corporation, abide by the Corporation’s Code of Conduct (the “Code”). The Code can be accessed at: www.usec.com/v2001_02/Content/AboutUSEC/USECCodeofBusinessConduct.pdf.
     (b) The Contractor further agrees that it will ensure that its employees covered by this Paragraph are provided access to the Code and that they have read and understand its requirements and prohibitions.
41. INSURANCE.
     (a) Required Insurance. During the term hereof, Contractor shall maintain, at no direct cost to the Corporation, the following kinds and amounts of insurance to cover bodily injury (including death) and property damage suffered or (in the case of liability insurance) caused by Contractor or its employees, if any, in connection with the performance of the Work:
(i) Workers Compensation. As required by applicable law.
(ii) Employers Liability $1 million per occurrence.
(iii) General Liability. $1 million per occurrence for both bodily injury and property damage.
(iv) Automobile Liability. $1 million combined single limit.
(v) Excess Liability. $10 million covering items (ii), (iii) and (iv).
     (b) Contractor shall ensure that the insurance carrier provides the Buyer thirty (30) days written notice prior to cancellation in coverage terms.
     (c) Contractor shall provide written evidence of all liability policies required under this Paragraph by providing Certificates of Insurance. Contractor shall upon award of this Contract, and prior to the commencement of any work at or on a Corporation Facility, provide the Buyer Certificates of Insurance for all liability policies required under this Paragraph or a written certification that all required insurance has been obtained. This certification shall apply to Contractor and all subcontractors working at or on a Corporation Facility. Contractor and its

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subcontractors shall maintain copies of all required certificates of insurance at the site of work when Work is being performed at or on a Corporation Facility.
     (d) The Contract shall insert the substance of this Paragraph, in all subcontracts for the performance of Work (in whole or in part) where (i) the price to be paid under the subcontract is expected to exceed $100,000 (or, if an indefinite quantity type contract, purchases under the subcontract could exceed $100,000) or (ii) the Work are to be performed at or on a Corporation Facility. Such provision shall require subcontractors to provide and maintain the insurances required above.
     (e) Contractor may purchase at its own expense such additional or other insurance protection as it may deem necessary. Maintenance of the required insurance protection does not relieve Contractor of responsibility for any losses covered by the above required policies, nor entitle Contractor to reimbursement of insurance-related costs, except as specifically agreed by the Buyer.
42. PREEXISTING CONDITIONS
The Corporation agrees to reimburse the Contractor, and the Contractor shall not be held responsible, for any liability (including without limitation, a claim involving strict or absolute liability and any civil fine or penalty), expense, or remediation cost, but limited to those of a civil nature, which may be incurred by, imposed on, or asserted against the Contractor arising out of any condition, act, or failure to act related to performance of the work under this contract which occurred before the Contractor assumed responsibility for such work on August 1, 2007 (Effective Date). To the extent the acts or omissions of the Contractor cause or add to any liability, expense or remediation cost resulting from conditions in existence prior to the Effective Date, the Contractor shall be responsible in accordance with the terms and conditions of this Contract.